EXHIBIT 10.22.5
AMENDED AND RESTATED CREDIT AGREEMENT
AMONG
PRIMEENERGY CORPORATION
PRIMEENERGY MANAGEMENT CORPORATION
PRIME OPERATING COMPANY
EASTERN OIL WELL SERVICE COMPANY
SOUTHWEST OILFIELD CONSTRUCTION COMPANY
EOWS MIDLAND COMPANY
AND
GUARANTY BANK, FSB
AS AGENT AND LETTER OF CREDIT ISSUER
AND
BNP PARIBAS,
AS CO-DOCUMENTATION AGENT
AND
JPMORGAN CHASE BANK, N.A.,
AS CO-DOCUMENTATION AGENT
AND
THE LENDERS SIGNATORY HERETO
DECEMBER 28, 2006

REVOLVING LINE OF CREDIT OF UP TO $150,000,000
REVOLVING LINE OF CREDIT OF UP TO $10,000,000

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		Page
9.17	Confidentiality	60
9.18	Counterparts	61
9.19	Security Instruments	61
[Remainder of Page Intentionally Left Blank]		61
LIST OF EXHIBITS

Exhibit I	-	Form of Note
Exhibit I (A)	-	Form of Revolving Line of Credit Note Number 2
Exhibit II	-	Form of Borrowing Request
Exhibit III	-	Form of Compliance Certificate
Exhibit IV	-	Facility Amounts
Exhibit V	-	Disclosures
Exhibit VI	-	Form of Assignment Agreement

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AMENDED AND RESTATED CREDIT AGREEMENT
     THIS CREDIT AGREEMENT is made and entered into this 28th day of December, 2006, by and between PRIMEENERGY CORPORATION, a Delaware corporation (“PEC”), PRIMEENERGY MANAGEMENT CORPORATION, a New York corporation, PRIME OPERATING COMPANY, a Texas corporation, EASTERN OIL WELL SERVICE COMPANY, a West Virginia corporation, SOUTHWEST OILFIELD CONSTRUCTION COMPANY, an Oklahoma corporation, and EOWS MIDLAND COMPANY, a Texas corporation (collectively, the “Borrower”), with each other lender that is a signatory hereto or becomes a signatory hereto as provided in Section 9.1, (individually, together with its successors and assigns, a “Lender” and collectively together, with their respective successors and assigns, the “Lenders”) and GUARANTY BANK, FSB, a federal savings bank, as agent for the Lenders (in such capacity, together with its successors in such capacity pursuant to the terms hereof, the “Agent”) and Letter of Credit Issuer and BNP PARIBAS as Co-Documentation Agent and JPMORGAN CHASE BANK, N.A. as Co-Documentation Agent.
W I T N E S S E T H:
     WHEREAS, the above named parties did execute and exchange counterparts of that certain Credit Agreement dated December 19, 2002, as amended by First Amendment to Credit Agreement dated effective as of June 1, 2003, as further amended by Second Amendment to Credit Agreement dated effective as of September 22, 2003, as further amended by Third Amendment to Credit Agreement dated effective as of February 17, 2004, as further amended by Fourth Amendment to Credit Agreement dated December 28, 2004, as further amended by Fifth Amendment to Credit Agreement dated March 18, 2005, as further amended by Sixth Amendment to Credit Agreement dated June 6, 2006, and as further amended by Letter Amendments to Credit Agreement dated August 4, 2005, December 16, 2005 and May 12, 2006 (the “Existing Agreement”), to which reference is here made for all purposes;
     WHEREAS, the parties subject to and bound by the Existing Agreement are desirous of amending and restating the Existing Agreement in the particulars hereinafter set forth and hereinafter referred to as the “Agreement”;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties to the Agreement, as set forth therein, and the mutual covenants and agreements of the parties hereto, the parties hereto agree as follows, amending and restating in its entirety the Existing Agreement:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     1.1 Terms Defined Above. As used herein, the terms “Agent,” “Agreement,” “Borrower,” “Existing Agreement,” “Lender” and “Lenders” shall have the meaning assigned to them hereinabove.

     1.2 Additional Defined Terms. As used in this Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:
     “Additional Costs” shall mean costs which the Lenders determine are attributable to their obligation to make or their making or maintaining any LIBO Rate Loan, or any reduction in any amount receivable by the Lenders in respect of any such obligation or any LIBO Rate Loan, resulting from any Regulatory Change which (a) changes the basis of taxation of any amounts payable to the Lenders under this Agreement or the Note in respect of any LIBO Rate Loan (other than taxes imposed on the overall net income of the Lenders), (b) imposes or modifies any reserve, special deposit, minimum capital, capital rates, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender (including LIBO Rate Loans and Dollar deposits in the London interbank market in connection with LIBO Rate Loans), or any commitments of the Lenders hereunder, (c) increases the Assessment Rate, or (d) imposes any other condition affecting this Agreement or any of such extensions of credit, liabilities, or commitments.
     “Adjusted LIBO Rate” shall mean, for any LIBO Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the sum of the LIBO Rate for such Loan plus the Applicable Margin, but in no event exceeding the Highest Lawful Rate.
     “Affiliate” shall mean any Person directly or indirectly controlling, or under common control with, the Borrower and includes any Subsidiary of the Borrower and any “affiliate” of the Borrower within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended, with “control,” as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.
     “Agreement” shall mean this Amended and Restated Credit Agreement, as it may be amended, supplemented, or restated from time to time.
     “Applicable Lending Office” shall mean, for each type of Loan, the lending office of the Lender (or an affiliate of the Lender) designated for such type of Loan on the signature pages hereof or such other office of the Lender (or an affiliate of the Lender) as the Lender may from time to time specify to the Borrower as the office by which Loans of such type are to be made and maintained.
     “Applicable Margin” shall mean as to each LIBO Rate Loan the LIBO Rate plus 2.00% on all Loans hereunder.

     “Assessment Rate” shall mean, for any Interest Period, the average rate (rounded upwards if necessary to the nearest 1/100 of 1%) charged by the Federal Deposit Insurance Corporation (or any successor thereto) to the Agent for deposit insurance for Dollar time deposits with the Agent at the Principal Office during such Interest Period, as determined by the Agent.
     “Assignment Agreement” shall mean an Assignment Agreement, substantially in the form of Exhibit VI, with appropriate insertions.
     “Available Commitment” shall mean, at any time, an amount equal to the remainder, if any, of (a) the sum of the Borrowing Base in effect at such time plus the Revolving Line of Credit Number 2 Loan Available Commitment minus (b) the sum of the Loan Balance at such time.
     “Bank Debt” shall mean the Loans owed under this Agreement by the Borrower to the Lenders.
     “Base Rate” shall mean, at any time, the rate of interest per annum then most recently established by the Agent as its base rate, which rate may not be the lowest rate of interest charged by the Agent to its borrowers. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect without notice to the Borrower at the time of such change in the Base Rate.
     “Benefitted Lender” shall have the meaning assigned to such term in Section 2.8(c).
     “Borrowing Base” shall mean, at any time, the amount determined by the Lenders in accordance with Section 2.9 and then in effect.
     “Borrowing Request” shall mean each written request, in substantially the form attached hereto as Exhibit II, by the Borrower to the Agent for a borrowing, conversion, or prepayment pursuant to Sections 2.1 or 2.11, each of which shall:
     (a) be signed by a Responsible Officer of the Borrower;
     (b) when requesting a borrowing, be accompanied by a Compliance Certificate;
     (c) specify the amount and type of Loan requested, and, as applicable, the Loan to be converted or prepaid and the date of the borrowing, conversion, or prepayment (which shall be a Business Day);
     (d) when requesting a Floating Rate Loan, be delivered to the Agent no later than 5:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on the Business Day preceding the day of the requested borrowing, conversion, or prepayment;

     (e) when requesting a LIBO Rate Loan, be delivered to the Agent no later than 10:00 a.m., Central Standard or Daylight Savings Time, as the case may be, three Business Days preceding the requested borrowing, conversion, or prepayment and designate the Interest Period requested with respect to such Loan.
     “Business Day” shall mean (a) for all purposes other than as covered by clause (b) of this definition, a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas, and (b) with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, a day which is a Business Day described in clause (a) of this definition and which is a day for trading by and between banks for Dollar deposits in the London interbank market.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of equity interests representing more than 51% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.
     “Closing Date” shall mean the effective date of this Agreement.
     “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall mean the Mortgaged Properties and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations.
     “Commitment” shall mean the obligation of the Lenders, subject to applicable provisions of this Agreement, to make Loans to or for the benefit of the Borrower pursuant to Section 2.1 and to issue Letters of Credit pursuant to Section 2.2.
     “Commitment Amount” shall mean, subject to the applicable provisions of this Agreement, at any time, the lesser of (a) the sum of the Facility Amounts of the Lenders, or (b) the Borrowing Base in effect at such time.
     “Commitment Fee” shall mean each fee payable to the Agent for the benefit of the Lenders by the Borrower pursuant to Section 2.12.

     “Commitment Period” shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.
     “Commitment Termination Date” shall mean March 31, 2009.
     “Commodity Hedge Agreement” shall mean any crude oil, natural gas, or other hydrocarbon floor, collar, cap, price protection, or swap agreement, in form and substance with a Person acceptable to the Agent.
     “Commonly Controlled Entity” shall mean any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.
     “Compliance Certificate” shall mean each certificate, substantially in the form attached hereto as Exhibit III, executed by a Responsible Officer of the Borrower and furnished to the Agent from time to time in accordance with Sections 5.2 and 5.3.
     “Contingent Obligation” shall mean, as to any Person, without duplication, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefore, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
     “Current Assets” shall mean all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Borrower as of the date of calculation, plus the then current available Commitment but excluding mark to market valuation under Commodity Hedge Agreements and Rate Management Transactions.
     “Current Liabilities” shall mean all consolidated liabilities which would, in accordance with GAAP, be included as current liabilities on a balance sheet of the Borrower as of the date of calculation, but excluding the current maturities in respect of the Obligations, and excluding mark to market valuation under Commodity Hedge Agreements and Rate Management Transactions.
     “Default” shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.
     “Default Rate” shall mean a per annum interest rate equal to the Base Rate plus five percent (5%), but in no event exceeding the Highest Lawful Rate.
     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
     “EBITDAX” shall mean, for any period, Net Income for such period plus interest expense, federal and state income taxes, depreciation, amortization, exploration, and other non-cash expenses, less non-cash gains for such period deducted in the determination of Net Income for such period.
     “Environmental Complaint” shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or the business conducted thereon.
     “Environmental Laws” shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

     “Event of Default” shall mean any of the events specified in Section 7.1.
     “Facility Amount” shall mean, for each Lender, the amount set forth opposite the name of such Lender on Exhibit IV under the caption “Facility Amounts,” as modified from time to time to reflect assignments permitted by Section 9.1 or otherwise pursuant to the terms hereof and to give effect to any written request of the Borrower (any such request being irrevocable, absent written agreement of the Agent and the Required Lenders, which written agreement may be expressly conditioned on the payment of a fee (other than with respect to a reduction) by the Borrower to the Agent, for the account of the Lenders) to a reduction in the sum of the then existing Facility Amounts of the Lenders.
     “Fee Letter Agreement” shall mean the agreement dated of even date herewith by and among the Borrower and the Agent.
     “Final Maturity” shall mean March 31, 2009.
     “Financial Statements” shall mean consolidated statements of the financial condition of the Borrower as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders’ equity, and cash flows for the Borrower and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of an independent certified public accountant acceptable to the Agent and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.
     “Fixed Rate Loan” shall mean any LIBO Rate Loan.
     “Floating Rate” shall mean an interest rate per annum equal to the Base Rate from time to time in effect plus one-half of one percent (1/2 of 1%), on all Loans hereunder, but in no event exceeding the Highest Lawful Rate.
     “Floating Rate Loan” shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bearing interest at the Floating Rate, or which pursuant to the terms hereof is otherwise required to bear interest at the Floating Rate.
     “GAAP” shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.
     “Governmental Authority” shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.
     “Hazardous Substances” shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.
     “Highest Lawful Rate” shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.
     “Indebtedness” shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).
     “Insolvency Proceeding” shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.
     “Intellectual Property” shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

     “Interest Expense” shall mean, for any period, the total interest expense (including, without limitation, interest expense attributable to capitalized leases) of the Borrower for such period, determined in accordance with GAAP.
     “Interest Period” shall mean, subject to the limitations set forth in Section 2.21, with respect to any LIBO Rate Loan, a period commencing on the date such Loan is made or converted from a Loan of another type pursuant to this Agreement or the last day of the next preceding Interest Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is 30, 60 and 90 days thereafter, as the Borrower may request in the Borrowing Request for such Loan.
     “Investment” in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.
     “L/C Exposure” shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.
     “L/C Issuer” shall mean the Agent.
     “Letter of Credit” shall mean any standby letter of credit issued by the Agent for the account of the Borrower pursuant to Section 2.2.
     “Letter of Credit Application” shall mean the standard letter of credit application employed by the Agent from time to time in connection with letters of credit, provided that in the event of a conflict between the terms of each Letter of Credit Application and this Agreement, this Agreement shall control.
     “Letter of Credit Fee” shall mean each fee payable to the Agent for the benefit of the Lenders by the Borrower pursuant to Section 2.13 upon or in connection with the issuance of a Letter of Credit.
     “LIBO Rate” shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the average of the offered quotations appearing on Bloomberg Professional LIBOR Index Page (or if such Bloomberg Professional LIBOR Index Page shall not be available, any successor or similar service selected by the Agent) as of approximately 10:00 a.m., Central Standard or Central Daylight Savings Time, as the case may be, on the day two Business Days prior to the first day of such Interest Period for Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan, or (b) the Highest Lawful Rate. If neither such Bloomberg Professional LIBOR Index Page nor any successor or similar service is available, the term “LIBO Rate” shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (a) the rate per annum (rounded upwards if necessary, to the nearest 1/16 of 1%) quoted by the Agent at approximately 11:00 a.m., London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBO Rate Loan for the offering by the Agent to leading banks in the London interbank market of Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan, or (b) the Highest Lawful Rate.
     “LIBO Rate Loan” shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bearing interest at the Adjusted LIBO Rate and which is permitted by the terms hereof to bear interest at the Adjusted LIBO Rate.
     “Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.
     “Limitation Period” shall mean, with respect to any Lender, any period while any amount remains owing on the Note payable to such Lender and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable to such Lender under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.
     “Loan” shall mean any loan made by any Lender to or for the benefit of the Borrower pursuant to this Agreement and any payment made by the Lender under a Letter of Credit.
     “Loan Balance” shall mean, at any time, the outstanding principal balance of the Notes at such time plus the L/C Exposure at such time.
     “Loan Documents” shall mean this Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Security Instruments, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Note, the Letter of Credit Applications, the Letters of Credit, or the Security Instruments, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.
     “Material Adverse Effect” shall mean (a) any adverse effect on the business, operations, properties, condition (financial or otherwise), or prospects of the Borrower, which substantially increases the risk that any of the Obligations will not be repaid as and when due, or (b) any substantially adverse effect upon the Collateral.
     “Mortgaged Properties” shall mean all Oil and Gas Properties of the Borrower subject to a perfected first-priority Lien in favor of the Agent for the benefit of the Lenders, subject only to Permitted Liens, as security for the Obligations.
     “Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001 (a)(3) of ERISA.
     “Net Income” shall mean, for any period, the net income (or loss) of the Borrower for such period, determined in accordance with GAAP.
     “Notes” shall mean, collectively, each of the promissory notes of the Borrower payable to a Lender in the amount of the Facility Amount of such Lender in the form attached hereto as Exhibit I and Exhibit I(A) with all blanks in such form completed appropriately, together with all renewals, extensions for any period, increases, and rearrangements thereof.
     “Obligations” shall mean, without duplication, (a) all Indebtedness evidenced by the Note, including the Revolving Line of Credit Number 2 Note, (b) the Reimbursement Obligations, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) the obligation of the Borrower for the payment of Commitment Fees, Letter of Credit Fees, and fees specified in the Fee Letter Agreement, (e) all obligations and liabilities whether now existing or hereafter arising of the Borrower to the Lenders or an affiliate of the Lenders in connection with any Commodity Hedge Agreement or Rate Management Transaction, and (f) all other obligations and liabilities of the Borrower to the Lenders, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.
     “Oil and Gas Properties” shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.
     “Percentage Share” shall mean, as to each Lender, the percentage such Lender’s Facility Amount constitutes of the sum of the Facility Amounts of all Lenders as such percentage is set forth on Exhibit IV opposite the name of such Lender on Exhibit IV.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.
     “Permitted Liens” shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefore, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefore, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefore, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefore within 90 days of delivery, (f) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or materially detract from the value or use of the Property to which they apply, (h) Liens in favor of the Agent and other Liens expressly permitted under the Security Instruments, and (i) the lien shown on Exhibit V as a Permitted Lien.

     “Person” shall mean an individual, corporation, partnership, trust, unincorporated organization, limited liability company, government, any agency or political subdivision of any government, or any other form of entity.
     “Plan” shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Principal Office” shall mean the principal office of the Agent in Dallas, Texas, presently located at 8333 Douglas Avenue, Dallas, Texas 75225.
     “Prohibited Transaction” shall have the meaning assigned to such term in Section 4975 of the Code.
     “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
     “Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and Lenders which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to on or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.
     “Regulatory Change” shall mean the passage, adoption, institution, or amendment of any federal, state, local, or foreign Requirement of Law (including, without limitation, Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of banks including the Lenders.
     “Reimbursement Obligation” shall mean the obligation of the Borrower to provide to the Lenders or reimburse the Lenders for any amounts payable, paid, or incurred by the Lenders with respect to Letters of Credit.

     “Related Parties” shall mean with respect to any specified Person, such Person’s Affiliates and the respective directors, officer, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
     “Release of Hazardous Substances” shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower.
     “Reorganization” shall mean, with respect to any Multiemployer Plan, that such Plan is in reorganization within the meaning of such term in Section 4241 of ERISA.
     “Reportable Event” shall mean any of the events set forth in Section 4043 (b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. §2615.
     “Required Lenders” shall mean, Lenders including holding more than 75% which must include the Agent as a Lender of the then Loan Balance, or, if there is no Loan Balance, Lenders having more than 75%, which must include the Agent as a Lender, of the aggregate amount of the Commitments.
     “Requirement of Law” shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Reserve Report” shall mean each report delivered to the Agent and each Lender pursuant to Section 5.4.
     “Responsible Officer” shall mean, as to any Person, its President, Chief Executive Officer or any Vice President.
     “Revolving Line of Credit Number 2 Loan” shall mean the Revolving Line of Credit Number 2 Loan described in Section 2.1B.

     “Revolving Line of Credit Number 2 Loan Available Commitment” shall mean on the Closing Date the sum of $10,000,000. Such amount may be reduced by semi-annual reviews of Collateral as described in Section 2.1B.
     “Revolving Line of Credit Number 2 Notes” shall mean, collectively, each of the promissory notes of the Borrower payable to a Lender in the amount of the Revolving Line of Credit Number 2 Facility Amount of such Lender in the form attached hereto as Exhibit I(A) with all blanks in such form completed appropriately, together with all renewals, extensions for any period, increases and rearrangements thereof.
     “Security Instruments” shall mean the security instruments executed and delivered in satisfaction of the condition set forth in Section 3.1(d), of the Existing Agreement and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.
     “Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
     “Subsidiary” shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
     “Superfund Site” shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.
     “Swap Termination Value” shall mean in respect of any one or more Commodity Hedge Agreements or Rate Management Transactions (any such agreement or transaction, a “Swap Agreement”), after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
     “Tangible Net Worth” shall mean (a) total assets, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP, exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits, and other intangible assets, treasury stock, unamortized underwriters’ debt discount and expenses, and goodwill minus (b) total liabilities, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP but (c) excluding other comprehensive income related to Commodity Hedge Agreements and Rate Management Transactions.
     “Transferee” shall mean any Person to which any Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized pursuant to Section 9.1, and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.
     “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.
     1.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.
     1.4 References. References in this Agreement to Exhibit, Article, or Section numbers shall be to Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article, or Section in which such reference appears.
     1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.
     1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.
     1.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.
ARTICLE II
TERMS OF FACILITIES
     2.1 A. Revolving Line of Credit. (a) Upon the terms and conditions (including, without limitation, the right of the Lenders to decline to make any Loan so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, each Lender severally agrees, during the Commitment Period, to make Loans, in immediately available funds at the Applicable Lending Office or the Principal Office, to or for the benefit of the Borrower in an aggregate principal amount not to exceed at any time outstanding the lessor of the Facility Amount of such Lender or the Percentage Share of such Lender of the Borrowing Base then in effect. Loans shall be made from time to time on any Business Day designated by the Borrower following receipt by the Agent of a Borrowing Request.
          (b) Subject to the terms of this Agreement, during the Commitment Period, the Borrower may borrow, repay, and reborrow and convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period. Except for prepayments made pursuant to Section 2.10, each borrowing, conversion, and prepayment of principal of Loans shall be in an amount at least equal to $100,000. Each borrowing, prepayment, or conversion of or into a Loan of a different type or, in the case of a LIBO Rate Loan, having a different Interest Period, shall be deemed a separate borrowing, conversion, and prepayment for purposes of the foregoing, one for each type of Loan or Interest Period. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBO Rate Loans having the same Interest Period shall be at least equal to $100,000; and if any LIBO Rate Loan would otherwise be in a lesser principal amount for any period, such Loan shall be a Floating Rate Loan during such period.
          (c) The Loans shall be made and maintained at the Applicable Lending Office or the Principal Office and shall be evidenced by the Notes.
          (d) Not later than 2:00 p.m., Central Standard or Central Daylight Savings Time, as the case may be, on the date specified for each borrowing, each Lender shall make available an amount equal to its Percentage Share of the borrowing to be made on such date to the Agent, at an account designated by the Agent, in immediately available funds, for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions hereof, be made available to the Borrower in immediately available funds at the Principal Office by the end of that Business Day. All Loans by each Lender shall be maintained at the Applicable Lending Office of such Lender and shall be evidenced by the Note of such Lender.
          (e) The failure of any Lender to make any Loan required to be made by it hereunder shall not relieve any other Lender of its obligation to make any Loan required to be made by it, and no Lender shall be responsible for the failure of any other Lender to make any Loan.
          (f) The face amounts of the Notes have been established as an administrative convenience and do not commit any Lender to advance funds hereunder in excess of the then current Borrowing Base.
     B. Revolving Line of Credit Number 2 Loan.
          (a) The Revolving Line of Credit Number 2 Loan shall be in the total amount of $10,000,000, with interest payable as set forth in Sections 2.4 and 2.5, with payment on Floating Rate Loans beginning January 1, 2007, and on LIBO Rate Loans as described in Section 2.5.

          (b) The terms of Section 2.1 A (a), (b), (c), (d), (e) and (f) are applicable to the Revolving Line of Credit Number 2 Loan and incorporated herein by this reference.
          (c) The Agent, on behalf of the Lenders, shall conduct semi-annual reviews of the value of the Collateral including, but not limited to, net operating fees and service rigs and miscellaneous equipment to determine the Revolving Line of Credit Number 2 Loan Available Commitment. The determination of the Agent of this amount, in Agent’s sole discretion, shall be sent to the Lender at the same time as the Borrowing Base determinations are sent to the Borrower. If the Loans under Line of Credit Number 2 exceed the Revolving Line of Credit Number 2 Available Commitment, the Borrower will, within five (5) days of such written notice, pay the sum required to reduce the Loans under Line of Credit Number 2 to the Revolving Line of Credit Number 2 Available Commitment to the Agent for the benefit of the Lenders.
     2.2 Letter of Credit Facility.
          (a) Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a “Letter of Credit”) and to renew, extend, increase, decrease or otherwise modify each Letter of Credit (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Commitment Termination Date upon the request of the Borrower; provided that immediately after each such Letter of Credit is issued or Modified, (i) the aggregate amount of the outstanding L/C Exposure shall not exceed Ten Million Dollars ($10,000,000) and (ii) the L/C Exposure, when added to the Loan Balance then outstanding, shall not exceed the Commitment Amount. Letters of Credit outstanding under the Existing Agreement as of the date of this Agreement shall also constitute Letters of Credit hereunder and each Lender hereunder shall be deemed to have purchased the related L/C Exposure in proportion to its Percentage Share. No Letter of Credit shall have an expiry date later than the earlier of (x) the thirtieth (30th) day prior to the Commitment Termination Date and (y) twelve (12) months after its issuance.
          (b) Participations. Upon the issuance or Modification by the LC Issuer of a Letter of Credit in accordance with this Section 2.2, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Letter of Credit (and each Modification thereof) and the related L/C Exposure in proportion to its Percentage Share.
          (c) Notice. Subject to Section 2.2(a). the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Dallas, Texas time) at least five Business Days prior to the proposed date of issuance or Modification of each Letter of Credit, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Letter of Credit. The issuance or Modification by the LC Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Article III (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as the LC Issuer shall have reasonably requested (each, a “Letter of Credit Application”). In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms of this Agreement shall control. Each notice required or permitted to be given under this Section 2.2(c) by any party to any other party may be given by fax.
          (d) Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the LC Issuer shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Letter of Credits as it does with respect to letters of credit in which no participations are granted, IT BEING UNDERSTOOD THAT IN THE ABSENCE OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY THE LC ISSUER, EACH LENDER SHALL BE UNCONDITIONALLY AND IRREVOCABLY LIABLE WITHOUT REGARD TO THE OCCURRENCE OF ANY DEFAULT OR ANY CONDITION PRECEDENT WHATSOEVER, TO REIMBURSE THE LC ISSUER ON DEMAND FOR (i) such Lender’s Percentage Share of the amount of each payment made by the LC Issuer under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.2(e) below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 10:00 a.m. (Dallas, Texas time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Assessment Rate for the first three days and, thereafter, at a rate of interest equal to the Floating Rate.
          (e) Reimbursement by Borrower.  THE BORROWER SHALL BE IRREVOCABLY AND UNCONDITIONALLY OBLIGATED TO REIMBURSE THE LC ISSUER ON OR BEFORE THE APPLICABLE LC PAYMENT DATE FOR ANY AMOUNTS TO BE PAID BY THE LC ISSUER UPON ANY DRAWING UNDER ANY LETTER OF CREDIT, WITHOUT PRESENTMENT, DEMAND, PROTEST OR OTHER FORMALITIES OF ANY KIND; PROVIDED THAT NEITHER THE BORROWER NOR ANY LENDER SHALL HEREBY BE PRECLUDED FROM ASSERTING ANY CLAIM FOR DIRECT (BUT NOT CONSEQUENTIAL) DAMAGES SUFFERED BY THE BORROWER OR SUCH LENDER TO THE EXTENT, BUT ONLY TO THE EXTENT, CAUSED BY (I) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE LC ISSUER IN DETERMINING WHETHER A REQUEST PRESENTED UNDER ANY LETTER OF CREDIT ISSUED BY IT COMPLIED WITH THE TERMS OF SUCH LETTER OF CREDIT OR (II) THE LC ISSUER’S FAILURE TO PAY UNDER ANY LETTER OF CREDIT ISSUED BY IT AFTER THE PRESENTATION TO IT OF A REQUEST STRICTLY COMPLYING WITH THE TERMS AND CONDITIONS OF SUCH LETTER OF CREDIT. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Loans for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of two percent (2%) plus the rate applicable to Floating Rate Loans for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Percentage Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Letter of Credit pursuant to Section 2.2(d). Subject to the terms and conditions of this Agreement (including without limitation the submission of a Request for Advance in compliance with Section 2.1 and the satisfaction of the applicable conditions precedent set forth in Article III), the Borrower may request a Loan hereunder for the purpose of satisfying any Reimbursement Obligation.
          (f) Obligations Absolute. The Borrower’s obligations under this Section 2.2 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.2(f) is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.2(e).
          (g) Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.2, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Letter of Credit.
          (h) Indemnification. THE BORROWER HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS EACH LENDER PARTY AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES FROM AND AGAINST ANY AND ALL CLAIMS AND DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES WHICH SUCH LENDER PARTY MAY INCUR (OR WHICH MAY BE CLAIMED AGAINST SUCH LENDER PARTY BY ANY PERSON WHATSOEVER) BY REASON OF OR IN CONNECTION WITH THE ISSUANCE, EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT OR ANY ACTUAL OR PROPOSED USE OF ANY LETTER OF CREDIT, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES WHICH THE LC ISSUER MAY INCUR BY REASON OF OR IN CONNECTION WITH (I) THE FAILURE OF ANY OTHER LENDER TO FULFILL OR COMPLY WITH ITS OBLIGATIONS TO THE LC ISSUER HEREUNDER (BUT NOTHING HEREIN CONTAINED SHALL AFFECT ANY RIGHTS THE BORROWER MAY HAVE AGAINST ANY DEFAULTING LENDER) OR (II) BY REASON OF OR ON ACCOUNT OF THE LC ISSUER ISSUING ANY LETTER OF CREDIT WHICH SPECIFIES THAT THE TERM “BENEFICIARY” INCLUDED THEREIN INCLUDES ANY SUCCESSOR BY OPERATION OF LAW OF THE NAMED BENEFICIARY, BUT WHICH LETTER OF CREDIT DOES NOT REQUIRE THAT ANY DRAWING BY ANY SUCH SUCCESSOR BENEFICIARY BE ACCOMPANIED BY A COPY OF A LEGAL DOCUMENT, SATISFACTORY TO THE LC ISSUER, EVIDENCING THE APPOINTMENT OF SUCH SUCCESSOR BENEFICIARY; PROVIDED THAT THE BORROWER SHALL NOT BE REQUIRED TO INDEMNIFY ANY LENDER PARTY FOR ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES TO THE EXTENT, BUT ONLY TO THE EXTENT, CAUSED BY (X) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE LC ISSUER IN DETERMINING WHETHER A REQUEST PRESENTED UNDER ANY LETTER OF CREDIT COMPLIED WITH THE TERMS OF SUCH LETTER OF CREDIT OR (Y) THE LC ISSUER’S FAILURE TO PAY UNDER ANY LETTER OF CREDIT AFTER THE PRESENTATION TO IT OF A REQUEST STRICTLY COMPLYING WITH THE TERMS AND CONDITIONS OF SUCH LETTER OF CREDIT. NOTHING IN THIS SECTION 2.2(h) IS INTENDED TO LIMIT THE OBLIGATIONS OF THE BORROWER UNDER ANY OTHER PROVISION OF THIS AGREEMENT.
          (i) Lenders’ Indemnification. EACH LENDER SHALL, RATABLY IN ACCORDANCE WITH ITS PERCENTAGE SHARE, INDEMNIFY THE LC ISSUER, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER) AGAINST ANY COST, EXPENSE (INCLUDING REASONABLE COUNSEL FEES AND DISBURSEMENTS), CLAIM, DEMAND, ACTION, LOSS OR LIABILITY (EXCEPT SUCH AS RESULT FROM SUCH INDEMNITEES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR THE LC ISSUER’S FAILURE TO PAY UNDER ANY LETTER OF CREDIT AFTER THE PRESENTATION TO IT OF A REQUEST STRICTLY COMPLYING

WITH THE TERMS AND CONDITIONS OF THE LETTER OF CREDIT) THAT SUCH INDEMNITEES MAY SUFFER OR INCUR IN CONNECTION WITH THIS SECTION 2.2 OR ANY ACTION TAKEN OR OMITTED BY SUCH INDEMNITEES HEREUNDER.
          (j) Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.
     2.3 Use of Loan Proceeds and Letters of Credit. (a) Proceeds of Loans shall be used by the Borrower solely for acquisitions and development of Oil and Gas Properties working capital and for general corporate purposes.
          (b) Letters of Credit shall be used solely for other general corporate purposes and to support Commodity Hedge Agreements and Rate Management Transactions.
     2.4 Interest. Subject to the terms of this Agreement (including, without limitation, Section 2.16), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate for each Floating Rate Loan and the Adjusted LIBO Rate for each LIBO Rate Loan. Interest on all Floating Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable, for the actual days elapsed (including the first day but excluding the last day) during the period for which payable. Interest on all LIBO Rate Loans shall be computed on the basis of a year of 360 days for the actual days elapsed (including the first day but excluding the last day) during the period for which payable. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate, computed on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed (including the first day but excluding the last day) during the period for which payable, and shall be payable upon demand by the Agent at any time as to all or any portion of such interest. In the event that the Borrower fails to select the duration of any Interest Period for any LIBO Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a LIBO Rate Loan) will be automatically converted into a Floating Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Floating Rate Loan) will remain as, or (if not then outstanding) will be made as, a Floating Rate Loan. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.
     2.5 Repayment of Loans and Interest. Accrued and unpaid interest on each outstanding Floating Rate Loan shall be due and payable monthly commencing on the first day of January 1, 2007, and continuing on the first day of each calendar month thereafter while any Floating Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. Accrued and unpaid interest on each outstanding LIBO Rate Loan shall be due and payable on the last day of the Interest Period for such LIBO Rate Loan and, in the case of any Interest Period in excess of three months, on the day of the third calendar month following the commencement of such Interest Period corresponding to the day of the calendar month on which such Interest Period commenced, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at Final Maturity. At the time of making each payment hereunder or under the Note, the Borrower shall specify to the Agent the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied. In the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment as it may elect in its sole discretion.
     2.6 Outstanding Amounts. The outstanding principal balance of the Notes reflected by the notations by the Lenders on their records shall be deemed rebuttably presumptive evidence of the principal amount owing on the Notes. The liability for payment of principal and interest evidenced by the Notes shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.
     2.7 Time, Place, and Method of Payments. All payments required pursuant to this Agreement or the Notes shall be made in lawful money of the United States of America and in immediately available funds, shall be deemed received by the Agent on the Business Day received, or on the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Central Daylight Savings Time, as the case may be, on any Business Day, and shall be made at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Notes would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.
     2.8 Pro Rata Treatment; Adjustments. (a) Except to the extent otherwise expressly provided herein, (i) each borrowing pursuant to this Agreement shall be made from the Lenders pro rata in accordance with their respective Percentage Shares, (ii) each reduction of the sum of the Facility Amounts of the Lenders at the request of the Borrower, as well as any subsequent increase in the sum of the Facility Amounts of the Lenders at the request of the Borrower and with written agreement of the Agent and the Required Lenders shall serve to adjust the Facility Amounts of the Lenders pro rata in accordance with the Facility Amounts of the Lenders in effect immediately prior to any such adjustment, (iii) each payment by the Borrower of fees shall be made for the account of the Lenders pro rata in accordance with their respective Percentage Shares, (iv) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the Loan Balance, and (v) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders.
          (b) The Agent shall distribute all payments with respect to the Obligations to the Lenders promptly upon receipt in like funds as received. In the event that any payments made hereunder by the Borrower at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (i) first, to fees and expenses due pursuant to the terms of this Agreement or any other Loan Document, (ii) second, to accrued interest, (iii) third, to the Loan Balance, and (iv) last, to any other Obligations.
          (c) If any Lender (for purposes of this Section, a “Benefitted Lender”) shall at any time receive any payment of all or part of its portion of the Obligations, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f) or Section 7.1(g), or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such Benefitted Lender shall purchase for cash from the other Lenders such portion of the Obligations of such other Lenders, or shall provide such other Lenders with the’benefits of any such Collateral or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral or proceeds with each of the Lenders according to the terms hereof. If all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded and the purchase price and benefits returned by such Lender, to the extent of such recovery, but without interest. The Borrower agrees that each such Lender so purchasing a portion of the Obligations of another Lender may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker’s lien, counterclaim, cross-action or otherwise, any funds of the Borrower to be applied to the Obligations, or receives any proceeds by realization on or with respect to any Collateral, all such funds and proceeds shall be forwarded immediately to the Agent for distribution in accordance with the terms of this Agreement.
     2.9 Borrowing Base Determinations. (a) The Borrowing Base as of the Closing Date, is acknowledged by the Borrower and the Lenders to be $72,000,000.
          (b) The Borrowing Base shall be redetermined semi-annually on the basis of information supplied by the Borrower in compliance with the provisions of this Agreement, including, without limitation, Reserve Reports, and all other relevant information available to the Lenders. In addition, the Lenders shall, in the normal course of business following a request of the Borrower, redetermine the Borrowing Base; provided, however, the Lenders shall not be obligated to respond to more than two such requests during any calendar year, and in no event shall the Lenders be required to redetermine the Borrowing Base more than once in any two- month period, including, without limitation, each scheduled semi-annual redetermination provided for above. Notwithstanding the foregoing, the Required Lenders may at their discretion redetermine the Borrowing Base and the amount by which the Borrowing Base shall be reduced each calendar month at any time and from time to time.
          (c) Upon each determination of the Borrowing Base by the Lenders, the Agent shall notify the Borrower orally (confirming such notice promptly in writing) of such determination, and the Borrowing Base and the monthly amount by which the Borrowing Base shall be reduced so communicated to the Borrower shall become effective upon such written notification and shall remain in effect until the next subsequent determination of the Borrowing Base and the monthly amount by which the Borrowing Base shall be reduced.
          (d) The Borrowing Base shall represent the determination by the Lenders, in accordance with the applicable definitions and provisions herein contained and their customary lending practices for loans of this nature, of the value, for loan purposes, of the Mortgaged Properties, subject, in the case of any increase in the Borrowing Base, to the credit approval process of the Lenders. Furthermore, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lenders.

          (e) The Borrowing Base may be decreased by the Borrower by giving the Agent written notice of the amount of the decrease and the resulting Borrowing Base. The Borrower may then only borrow up to the amount of the decreased Borrowing Base and if any future increase in the Borrowing Base is required the Borrower shall furnish the Agent with the information requested by the Agreement as set forth in (b) above and pay all fees required by increasing the Borrowing Base.”
     2.10 Mandatory Prepayments. If at any time the sum of the Loan Balance exceeds the sum of the Borrowing Base then in effect and the Revolving Line of Credit Number 2 Available Commitment, the Borrower shall, within 60 days of notice from the Agent of such occurrence, (a) prepay, or make arrangements acceptable to the Lenders for the prepayment of, the amount of such excess for application on the Loan Balance, (b) provide additional collateral, of character and value satisfactory to the Lenders in their reasonable discretion, to secure the Obligations by the execution and delivery to the Lenders of security instruments in form and substance satisfactory to the Lenders in the exercise of their reasonable discretion, or (c) effect any combination of the alternatives described in clauses (a) and (b) of this Section and acceptable to the Lenders in their reasonable discretion. In the event that a mandatory prepayment is required under this Section and the Loan Balance is less than the amount required to be prepaid, the Borrower shall repay the entire Loan Balance and, in accordance with the provisions of the relevant Letter of Credit Applications executed by the Borrower or otherwise to the reasonable satisfaction of the Lenders, deposit with the Lenders, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the Borrowing Base. The cash deposited with the Lenders in satisfaction of the requirement provided in this Section may be invested, at the reasonable discretion of the Lenders and then only at the express direction of the Borrower as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrower in cash or cash equivalent investments offered by or through the Lenders.
     2.11 Voluntary Prepayments and Conversions of Loans. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans and to convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period; provided, however, that (a) the Borrower shall give the Agent notice of each such prepayment or conversion of all or any portion of a LIBO Rate Loan no less than two Business Days prior to prepayment or conversion, (b) any LIBO Rate Loan may be prepaid or converted only on the last day of an Interest Period for such Loan, (c) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid or converted, and (d) no such prepayment or conversion shall serve to postpone the repayment when due of any Obligation.
     2.12 Commitment Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate the Lenders for maintaining funds available, the Borrower shall pay to the Agent for the account of the Lenders, in immediately available funds, on the first day of January, 2007, and on the first day of each third calendar month thereafter during the Commitment Period, a fee in the amount of 0.375% per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment and the Revolving Line of Credit Number 2 Loan Available Commitment during the preceding quarterly period.
     2.13 Letter of Credit Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder, the Borrower agrees to pay to the Agent for the benefit of Lenders, on the date of issuance of each Letter of Credit, a fee equal to the greater of $500 or the Applicable Margin, calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed (including the first day but excluding the last day), on the face amount of such Letter of Credit during the period for which such Letter of Credit is issued; provided, however, in the event such Letter of Credit is canceled prior to its original expiry date or a payment is made by the Agent for the benefit of Lenders with respect to such Letter of Credit, the Agent shall, within 30 days after such cancellation or the making of such payment, rebate to the Borrower the unearned portion of such fee. The Borrower also agrees to pay to the Agent for the benefit of Lenders on demand its customary letter of credit transactional fees, including, without limitation, amendment fees, payable with respect to each Letter of Credit.
     2.14 Loans to Satisfy Obligations of Borrower. The Lenders may, but shall not be obligated to, but only if an Event of Default exists, make Loans for the benefit of the Borrower and apply proceeds thereof to the satisfaction of any condition, warranty, representation, or covenant of the Borrower contained in this Agreement or any other Loan Document. Any such Loan shall be evidenced by the Note and shall be made as a Floating Rate Loan.
     2.15 Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Agent for the benefit of the Lenders and to the Lenders individually and grants to the Agent for the benefit of the Lenders and to the Lenders individually a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with the Agent and such Lender, with such interest of the Lender to be retransferred, reassigned, and/or released by the Agent and each Lender, as the case may be, at the expense of the Borrower upon payment in full and complete performance by the Borrower of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Lender during the existence of the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Agent and each Lender the right, exercisable during the existence of an Event of Default, of offset or banker’s lien against all funds of the Borrower now or hereafter or from time to time on deposit with the Agent and each Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof, provided that such Obligation shall have matured, whether by acceleration of maturity or otherwise.
     2.16 General Provisions Relating to Interest. (a) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Chapter 303 of the Texas Finance Code (Vernon’s 1999), the Borrower agrees that the Highest Lawful Rate shall be the “weekly ceiling” as defined in such Section, provided that the Lenders may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Lenders, if greater.
          (b) Notwithstanding anything herein or in the Notes to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Notes shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lenders (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lenders would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Lenders but for the effect of such Limitation Period.
          (c) If, under any circumstances, the aggregate amounts paid on the Note or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrower and the Lenders; and the Lenders shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Lenders or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lenders or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Lenders on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.
          (d) All sums paid, or agreed to be paid, to the Lenders for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.
     2.17 Yield Protection. (a) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lenders from time to time such amounts as the Lenders may determine are necessary to compensate it for any Additional Costs incurred by the Lenders.
          (b) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lenders from time to time on request such amounts as the Lenders may determine are necessary to compensate the Lenders for any costs attributable to the maintenance by the Lenders (or any Applicable Lending Office), pursuant to any Regulatory Change, of capital in respect of the Commitment, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Lenders (or any Applicable Lending Office) to a level below that which the Lenders (or any Applicable Lending Office) could have achieved but for such Regulatory Change.
          (c) Without limiting the effect of the other provisions of this Section (but without duplication), in the event that any Requirement of Law or Regulatory Change or the compliance by the Lenders therewith shall (i) impose, modify, or hold applicable any reserve, special deposit, or similar requirement against any Letter of Credit or obligation to issue Letters of Credit, or (ii) impose upon the Lenders any other condition regarding any Letter of Credit or obligation to issue Letters of Credit, and the result of any such event shall be to increase the cost to the Lenders of issuing or maintaining any Letter of Credit or obligation to issue Letters of Credit or any liability with respect to payments by the Lender under Letters of Credit, or to reduce any amount receivable in connection therewith, then within 15 days of demand by the Lenders, the Borrower shall pay to the Lenders, from time to time as specified by the Lender, additional amounts which shall be sufficient to compensate the Lenders for such increased cost or reduced amount receivable.
          (d) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lenders such amounts as shall be sufficient in the reasonable opinion of the Lenders to compensate them for any loss, cost, or expense incurred by and as a result of:
     (i) any payment, prepayment, or conversion by the Borrower of a LIBO Rate Loan on a date other than the last day of an Interest Period for such Loan; or
     (ii) any failure by the Borrower to borrow a LIBO Rate Loan from the Lender on the date for such borrowing specified in the relevant Borrowing Request;
such compensation to include, without limitation, with respect to any LIBO Rate Loan, an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the principal amount so paid, prepaid, converted, or not borrowed for the period from the date of such payment, prepayment, conversion, or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such Loan provided for herein over (B) the interest component (as reasonably determined by the Lenders) of the amount (as reasonably determined by the Lenders) the Lenders would have bid in the London interbank market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period; provided, however, that the Lenders shall be limited to recover their actual losses and not anticipated profits.
          (e) Determinations by the Lenders for purposes of this Section of the effect of any Regulatory Change on capital maintained, their costs or rate of return, maintaining Loans, issuing Letters of Credit, its obligation to make Loans and issue Letters of Credit, or on amounts receivable by it in respect of Loans, Letters of Credit, or such obligations, and the additional amounts required to compensate the Lenders under this Section shall be rebuttable presumptions of the additional amounts due, provided that such determinations are made on a reasonable basis. The Lenders shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of increased costs incurred or reduced amounts receivable as a result of any such event, and the statements set forth therein shall be rebuttable presumptions of the additional amounts due. The Lenders shall (i) notify the Borrower, as promptly as practicable after the Lender obtains knowledge of any Additional Costs or other sums payable pursuant to this Section and determines to request compensation therefore, of any event occurring after the Closing Date which will entitle the Lenders to compensation pursuant to this Section; provided that the Borrower shall not be obligated for the payment of any Additional Costs or other sums payable pursuant to this Section after the earlier of (A) the Final Maturity (provided that the Obligations have been paid in full) and (B) the expiration of the Commitment (provided that the Obligations have been paid in full) to the extent such Additional Costs or other sums accrued more than 90 days prior to the date upon which the Borrower was given such notice; and (ii) designate a different Applicable Lending Office for the Loans of the Lenders affected by such event if such designation will avoid the need for or reduce the amount of such compensation and will not, in the sole opinion of the Lenders, be materially disadvantageous to the Lenders. If the Lenders request compensation from the Borrower under this Section, the Borrower may, by notice to the Lenders, require that the Loans by the Lenders of the type with respect to which such compensation is requested be converted into Floating Rate Loans in accordance with Section 2.11. Any compensation requested by the Lenders pursuant to this Section shall be due and payable to the Lender within fifteen days of delivery of any such notice by the Lenders to the Borrower.
          (f) The Lenders agree that they shall not request, and the Borrower shall not be obligated to pay, any Additional Costs or other sums payable pursuant to this Section unless similar additional costs and other sums payable are also generally assessed by the Lenders against other customers of the Lenders similarly situated where such customers are subject to documents providing for such assessment.
          (g) Upon the receipt by the Borrower from any Lender (an “Affected Bank”) of a claim for compensation under this Section 2.17, the Borrower may (i) request the Affected Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Borrower to acquire and assume all or a ratable part of all of such Affected Bank’s Loans and Commitment (a “Replacement Bank”); (ii) request one or more of the other Lenders to acquire and assume all or part of such Affected Bank’s Loans and Commitment; or (iii) designate a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent will not be unreasonably withheld).
     2.18 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, no more than 5 separate Loans shall be outstanding at any one time, with, for purposes of this Section, all Floating Rate Loans constituting one Loan and all LIBO Rate Loans for the same Interest Period constituting one Loan. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBO Rate Loan for any Interest Period therefor:

     (a) the Lenders determine (which determination shall be conclusive) that quotations of interest rates for the deposits referred to in the definition of “LIBO Rate” in Section 1.2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loan as provided in this Agreement; or
     (b) the Lenders determine (which determination shall be conclusive) that the rates of interest referred to in the definition of “LIBO Rate” in Section 1.2 upon the basis of which the rate of interest for such Loan for such Interest Period is to be determined do not accurately reflect the cost to the Lenders of making or maintaining such Loan for such Interest Period, then the Lenders shall give the Borrower prompt notice thereof; and so long as such condition remains in effect, the Lenders shall be under no obligation to make LIBO Rate Loans or to convert Loans of any other type into LIBO Rate Loans, and the Borrower shall, on the last day of the then current Interest Period for each outstanding LIBO Rate Loan, either prepay such LIBO Rate Loan or convert such Loan into another type of Loan in accordance with Section 2.11. Before giving such notice pursuant to this Section, the Lenders will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lender to make LIBO Rate Loans hereunder and will not, in the opinion of the Lenders, be materially disadvantageous to the Lenders.
     2.19 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lenders or their Applicable Lending Office to (a) honor its obligation to make any type of LIBO Rate Loans hereunder, or (b) maintain any type of LIBO Rate Loans hereunder, then the Lenders shall promptly notify the Borrower thereof; and the obligation of the Lenders hereunder to make such type of LIBO Rate Loans and to convert other types of Loans into LIBO Rate Loans of such type shall be suspended until such time as the Lenders may again make and maintain LIBO Rate Loans of such type, and the outstanding LIBO Rate Loans of such type shall be converted into Floating Rate Loans in accordance with Section 2.11. Before giving such notice pursuant to this Section, the Lenders will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lenders to make LIBO Rate Loans and will not, in the opinion of the Lenders, be disadvantageous to the Lenders.
     2.20 Regulatory Change. In the event that by reason of any Regulatory Change, the Lenders (a) incur Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lenders which includes deposits by reference to which the interest rate on any LIBO Rate Loan is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lenders which includes any LIBO Rate Loan, or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, at the election of the Lenders with notice to the Borrower, the obligation of the Lenders to make such LIBO Rate Loans and to convert Floating Rate Loans into such LIBO Rate Loans shall be suspended until such time as such Regulatory

Change ceases to be in effect, and all such outstanding LIBO Rate Loans shall be converted into Floating Rate Loans in accordance with Section 2.11.
     2.21 Limitations on Interest Periods. Each Interest Period selected by the Borrower (a) which commences on the last Business Day of a calendar month (or, with respect to any LIBO Rate Loan, any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, with respect to any LIBO Rate Loan, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise commence before and end after Final Maturity shall end on Final Maturity, and (d) shall have a duration of not less than thirty, sixty or ninety days, as to any LIBO Rate Loan, and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be a Floating Rate Loan during such period.
     2.22 Letters in Lieu of Transfer Orders. The Agent agrees that none of the letters in lieu of transfer or division orders previously provided by the Borrower will be sent to the addressees thereof prior to the occurrence of an Event of Default, at which time the Agent may, at its option and in addition to the exercise of any of its other rights and remedies, send any or all of such letters.
     2.23 Power of Attorney. The Borrower hereby designates the Agent as its agent and attorney-in-fact, to act in its name, place, and stead for the purpose of completing and, upon the occurrence of an Event of Default, delivering any and all of the letters in lieu of transfer orders delivered by the Borrower to the Agent, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. The Borrower hereby ratifies and confirms all that the Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of the Agent in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on the Agent by this appointment are solely to protect the interests of the Agent under the Loan Documents and shall not impose any duty upon the Agent to exercise any such powers. The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrower or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.
ARTICLE III
CONDITIONS
     The obligations of the Agent and the Lenders to enter into this Agreement and to make Loans and issue Letters of Credit are subject to the satisfaction of the following conditions precedent:

     3.1 Receipt of Loan Documents and Other Items. The Lenders shall have obligation under this Agreement unless and until all matters incident to the consummation of transactions contemplated herein, including, without limitation, the review by the Agent or counsel of the title of the Borrower to its Oil and Gas Properties, shall be satisfactory to Agent, and the Agent shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the Borrower, all in form and substance satisfactory to the Agent and dated, where applicable, of even date herewith or a date prior thereto and acceptable to Agent:
     (a) multiple counterparts of this Agreement, as requested by the Agent;
     (b) the Notes and the Revolving Line of Credit Number 2 Notes;
     (c) Security Agreement from EOWS Midland Company and Eastern Oil Well Service Company pledging various service rigs together with Financing Statement;
     (d) unaudited Financial Statements of the Borrower as of September 30, 2006;
     (e) engineering reports covering the Mortgaged Properties;
     (f) certificates evidencing the insurance coverage required pursuant to Section 5.18;
     (g) payment of the fees described in the Fee Letter Agreement;
     (h) Letter of even date from Agent, PEC and Prime OffShore L.L.C; and
     (i) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Agent may reasonably request.
     (j) Borrower will cooperate with Agent to amend the Security Documents within 30 days from December 28, 2006.
     3.2 Each Loan and Letter of Credit. In addition to the conditions precedent stat elsewhere herein, the Lender shall not be obligated to make any Loan or issue any Letter Credit unless:
     (a) the Borrower shall have delivered to the Agent a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan, or a Letter of Credit Application at least three Business Days prior to the requested issuance date for the relevant Letter of Credit; and each statement or certification made in such Borrowing Request or Letter of Credit Application, as the case may be, shall be true and correct in all material respects on the requested date for such Loan or the issuance of such Letter of Credit;
     (b) no Event of Default or Default shall exist or will occur as a result of the making of the requested Loan or the issuance of the requested Letter of Credit;
     (c) if requested by the Agent, the Borrower shall have delivered evidence satisfactory to the Agent substantiating any of the material matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan or the issuance of such Letter of Credit;
     (d) no event shall have occurred which, in the reasonable opinion of the Agent or any of the Lenders, would have a Material Adverse Effect;
     (e) each of the representations and warranties contained in this Agreement shall be true and correct and shall be deemed to be repeated by the Borrower as if made on the requested date for such Loan or the issuance of such Letter of Credit (except to the extent such representations and warranties expressly refer to an earlier date, in which case, they shall be true and correct as of such earlier date) provided, however, for purposes of this Section 3.2, in each representation and warranty in Article IV that makes reference to an Exhibit, the representation under this Section 3.2 that such representation and warranty in Article IV is true on and as of the date of the making of such Loan or the issuance of such Letter of Credit shall take into account (i) any subsequent amendments to any Exhibit referred to therein, (ii) any exception contained in a written notice received by the Agent which makes specific reference to the applicable Exhibit, or (iii) any written disclosure made by the Borrower or any of its Subsidiaries prior to the date as of which such representation or warranty is made, provided that such amendment, exception or disclosure has been consented to by the Required Banks if such amendment, exception or disclosure amends or waives provisions of this Agreement or is otherwise required under the terms of this Agreement.
     (f) all of the Security Instruments shall be in full force and effect and provide to the Lenders the security intended thereby;
     (g) neither the consummation of the transactions contemplated hereby nor the making of such Loan or the issuance of such Letter of Credit shall contravene, violate, or conflict with any Requirement of Law;
     (h) the Borrower shall hold full legal title to the Collateral and be the sole beneficial owner thereof;
     (i) the Agent and the Lenders shall have received the payment of all fees payable to the Agent and the Lenders hereunder and reimbursement from the Borrower, or special legal counsel for the Agent shall have received payment from the Borrower, for (i) all reasonable fees and expenses of counsel to the Agent for which the Borrower is responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented at least 15 days prior to the date of the relevant Loan or Letter of Credit Application (otherwise the initial Borrowing which must be presented at least five days prior to the Closing Date), and (ii) estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Instruments, for which invoices have been presented as of or prior to the date of the requested Loan or Letter of Credit Application (otherwise the initial Borrowing which must be presented at least five days prior to the Closing Date); and
     (j) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Agent and each Lender.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     To induce the Agent and the Lenders to enter into this Agreement and to make the Loans and issue Letters of Credit, the Borrower represents and warrants to the Agent and each Lender (which representations and warranties shall survive the delivery of the Notes) that:
     4.1 Due Authorization. The execution and delivery by the Borrower of this Agreement and the borrowings hereunder, the execution and delivery by the Borrower of the Notes, the repayment of the Notes and interest and fees provided for in the Notes and this Agreement, the execution and delivery of the Security Instruments by the Borrower and the performance of all obligations of the Borrower under the Loan Documents are within the power of the Borrower, have been duly authorized by all necessary corporate action by the Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) except as shown on Exhibit V, contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, except where such contravention or conflict would not individually or in the aggregate result in a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of the Borrower under any such indenture, instrument, or other agreement, other than the Loan Documents.
     4.2 Corporate Existence. The Borrowers are corporations duly organized, legally existing, and in good standing under the laws of their state of incorporation and are duly qualified as foreign corporations and are in good standing in all jurisdictions wherein the ownership of Property or the operation of their business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.
     4.3 Valid and Binding Obligations. All Loan Documents, when duly executed and delivered by the Borrower, will be the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relative to enforceability.
     4.4 Security Instruments. The provisions of each Security Instrument are effective to create in favor of the Agent for the benefit of the Lender, a legal, valid, and enforceable Lien in all right, title, and interest of the Borrower in the Collateral described therein, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relative to enforceability, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first- priority Liens on all right, title, and interest of the Borrower in the Collateral described therein subject to Permitted Liens.
     4.5 Title to Assets. The Borrower has good and indefeasible title to all of its interests in its Properties then owned by it, free and clear of all Liens except Permitted Liens.
     4.6 No Material Misstatements. As of the Closing Date, no information, exhibit, statement, or report furnished to the Agent by or at the direction of the Borrower in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.
     4.7 Liabilities, Litigation, and Restrictions. As of the Closing Date, other than as listed under the heading “Liabilities” on Exhibit V attached hereto, the Borrower has no liabilities, direct, or contingent, which would result in a Material Adverse Effect, except as set forth under the heading “Litigation” on Exhibit V hereto, no litigation or other action of any nature affecting the Borrower is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting the Borrower which might reasonably be expected to result in any material impairment of its ownership of any Collateral or have a Material Adverse Effect. To the best knowledge of the Borrower, after due inquiry, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or the ownership and operation of the Collateral would result in a Material Adverse Effect, other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrower.
     4.8 Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower of the Loan Documents or any instrument contemplated hereby, the repayment by the Borrower of the Note and interest and fees provided in the Note and this Agreement, or the performance by the Borrower of the Obligations.
     4.9 Compliance with Laws. The Borrower and its Property, including, without limitation, the Mortgaged Property, are in compliance with all material applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978,

as amended, and ERISA, except to the extent non-compliance with any such Requirements of Law could not reasonably be expected to have a Material Adverse Effect.
     4.10 ERISA. No Reportable Event has occurred with respect to any Single Employer Plan, and each Single Employer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. To the best knowledge of the Borrower, (a) no Reportable Event has occurred with respect to any Multiemployer Plan, and (b) each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable to any Multiemployer Plan, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or such Commonly Controlled Entity were to withdraw completely from such Multiemployer Plan. Neither the Borrower nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is Insolvent or in Reorganization. To the best knowledge of the Borrower, no such Insolvency or Reorganization is reasonably likely to occur. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower and all Commonly Controlled Entities for post-retirement benefits to be provided to the current and former employees of the Borrower and all Commonly Controlled Entities under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) will, in the aggregate, have a Material Adverse Effect.
     4.11 Environmental Laws. To the best knowledge and belief of the Borrower, except as would not have a Material Adverse Effect, or as described on Exhibit V under the heading “Environmental Matters:”
     (a) no Property of the Borrower is currently on or has ever been on, or is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites;
     (b) no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;
     (c) except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower has occurred; and
     (d) no Environmental Complaint has been received by the Borrower.

     4.12 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, T, U, or X.
     4.13 Investment Company Act Compliance. The Borrower is not, nor is the Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an “investment company” or an “affiliated person” of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     4.14 Proper Filing of Tax Returns; Payment of Taxes Due. The Borrower has duly and properly filed its United States income tax return and all other tax returns which are required to be filed and has paid all taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on the books of the Borrower with respect to taxes and other governmental charges are adequate.
     4.15 Refunds. Except as described on Exhibit V under the heading “Refunds,” no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Mortgaged Property.
     4.16 Gas Contracts. Except as described on Exhibit V under the heading “Gas Contracts,” the Borrower (a) is not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Property at some future date without receiving full payment therefor within 90 days of delivery, and (b) has not produced gas, in any material amount, subject to, and neither the Borrower nor any of the Mortgaged Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrower has reflected in the most recent engineering report or established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts.
     4.17 Intellectual Property. The Borrower owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and the Borrower knows of no valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of the Borrower.
     4.18 Casualties or Taking of Property. Except as disclosed on Exhibit V under the heading “Casualties,” except as would not result in a Material Adverse Effect, neither the business nor any Property of the Borrower has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.
     4.19 Locations of Borrower. The principal place of business and chief executive office of the Borrower is located at the address of the Borrower set forth in Section 9.3 or at such other location as the Borrower may have, by proper written notice hereunder, advised the Lender, provided that such other location is within a state in which appropriate financing statements from the Borrower in favor of the Lender have been filed.
     4.20 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries except those described on Exhibit V under the heading “Subsidiaries”.
     4.21 Financial Statements. The Borrower has heretofore furnished to the Lenders the following financial statements: its audited consolidated balance sheet, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in common stock and other shareholder’s equity as of and for the fiscal years ended 2004 and 2005. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements. Since September 30, 2006, there has been no development, circumstance or event that has had or could reasonably be expected to have a Material Adverse Effect.
ARTICLE V
AFFIRMATIVE COVENANTS
     So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower shall:
     5.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Agent, make such records available for inspection by the Agent and, at the expense of the Borrower, allow the Agent to make and take away copies thereof.
     5.2 Quarterly Financial Statements; Compliance Certificates. Deliver to the Agent, (a) on or before the 45th day after the close of each of the first three quarterly periods of each fiscal year of the Borrower, a copy of the unaudited consolidated Financial Statements of PEC and its Subsidiaries and Affiliates as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of the Borrower, subject to changes resulting from normal year-end audit adjustments, and (b) on or before the 60th day after the close of each fiscal quarter, with the exception of the last fiscal quarter, a Compliance Certificate.

     5.3 Annual Financial Statements. Deliver to the Agent, on or before the 90th day after the close of each fiscal year of the Borrower, a copy of the annual audited consolidated Financial Statements of PEC and its Subsidiaries and Affiliates and a Compliance Certificate on or before the 105th day after the close of each fiscal year.
     5.4 Oil and Gas Reserve Reports. (a) Deliver to the Agent no later than May 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Agent, certified by Ryder Scott Company or by any nationally or regionally- recognized independent consulting petroleum engineers acceptable to the Agent, as fairly and accurately setting forth (i) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Mortgaged Properties as of January 1 of the year for which such reserve reports are furnished, (ii) the aggregate present value of the future net income with respect to such Mortgaged Properties, discounted at a stated per annum discount rate of proven and producing reserves, (iii) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and (iv) information with respect to the “take-or-pay,” “prepayment,” and gas-balancing liabilities of the Borrower.
          (b) Deliver to the Agent no later than November 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Agent prepared by or under the supervision of any nationally or regionally-recognized independent consulting petroleum engineer evaluating the Mortgaged Properties as of July 1 of the year for which such reserve reports are furnished and updating the information provided in the reports pursuant to Section 5.4(a).
          (c) Each of the reports provided pursuant to this Section shall be submitted to the Agent together with additional data concerning pricing, quantities of production from the Mortgaged Properties, volumes of production sold, purchasers of production, gross revenues, expenses, and such other information and engineering and geological data with respect thereto as the Agent may reasonably request.
     5.5 Title Opinions; Title Defects: Mortgaged Property. Promptly upon the request of the Agent, furnish to the Agent title opinions, in form and substance and by counsel satisfactory to the Agent, or other confirmation of title acceptable to the Agent, covering Oil and Gas Properties constituting not less than 80% of the present value, determined by the Agent in its sole discretion, of its Oil and Gas Properties included in the Borrowing Base; and promptly, but in any event within 60 days after notice by the Agent of any defect, material in the opinion of the Agent in value, in the title of the Borrower to any of its Oil and Gas Properties, clear such title defects, and, in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Agent to do so. Borrower further agrees to provide Agent, at all times during the term of this Agreement with valid first lien mortgages on 80% of the present value, determined by the Agent in its sole discretion, of all its Oil and Gas Properties, included in the Borrowing Base.
     5.6 Notices of Certain Events. Deliver to the Agent, immediately upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower and setting forth the relevant event or circumstance and the steps being taken by the Borrower with respect to such event or circumstance:
     (a) any Default or Event of Default;
     (b) any default or event of default under any contractual obligation of the Borrower, or any litigation, investigation, or proceeding between the Borrower and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding involving the Borrower as a defendant or in which any Property of the Borrower is subject to a claim and in which the amount involved is $500,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;
     (d) the receipt by the Borrower of any Environmental Complaint;
     (e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Borrower or adjacent to any Property of the Borrower following any allegation of a violation of any Requirement of Law;
     (f) any Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;
     (g) the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Mortgaged Property;
     (h) any change in the senior management of the Borrower;
     (i) any Reportable Event or imminently expected Reportable Event with respect to any Plan; any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; the institution of proceedings or the taking of any other action by the PBGC, the Borrower or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or any Prohibited Transaction in connection with any plan or any trust created thereunder and the action being taken by the Internal Revenue Service with respect thereto;
     (j) any pledge of Oil and Gas Property by the partnerships listed on Exhibit A to the document listed in Section 3.1(g)(vi) of the Existing Agreement; and
     (k) any other event or condition which could reasonably be expected to have a Material Adverse Effect.
     5.7 Letters in Lieu of Transfer Orders; Division Orders. Promptly upon request by the Agent at any time and from time to time, execute such letters in lieu of transfer orders, in addition to the letters signed by the Borrower and delivered to the Agent in satisfaction of the condition set forth in Section 3. l(g)(iii) of the Existing Agreement and/or division and/or transfer orders as are necessary or appropriate to transfer and deliver to the Agent proceeds from or attributable to any Mortgaged Property.
     5.8 Additional Information. Furnish to the Agent, promptly upon the request of the Agent, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Agent may from time to time request; and notify the Agent not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in its name or the location of its principal place of business or chief executive office; and upon the request of the Agent, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.
     5.9 Compliance with Laws. Except to the extent the failure to comply or cause compliance would not have a Material Adverse Effect, comply with all applicable Requirements of Law, including, without limitation, (a) the Natural Gas Policy Act of 1978, as amended, (b) ERISA, (c) Environmental Laws, and (d) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of the Borrower, (ii) required for the performance of the operations of the Borrower, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and cause all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of the Borrower, while such Persons are acting within the scope of their relationship with the Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrower to so comply.
     5.10 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against the Property of the Borrower, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

     5.11 Maintenance of Corporate Existence and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdictions of incorporation or formation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same, unless the failure to do so would not have a Material Adverse Effect.
     5.12 Payment of Notes; Performance of Obligations. Pay the Notes according to the reading, tenor, and effect thereof, as modified hereby, and do and perform every act and discharge all of its other Obligations.
     5.13 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of the Lender, be necessary to fulfill the terms of the Loan Documents.
     5.14 Initial Fees and Expenses of Counsel to Agent. Upon request by the Agent, promptly reimburse the Agent for all reasonable fees and expenses of Jackson Walker L.L.P., special counsel to the Agent, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Instruments, and the consummation of the transactions contemplated in this Agreement.
     5.15 Subsequent Fees and Expenses of Agent and Lenders. Upon request by the Agent or Lenders, promptly reimburse the Agent or Lenders (to the fullest extent permitted by law) for all amounts reasonably expended, advanced, or incurred by or on behalf of the Agent or Lenders to satisfy any obligation of the Borrower under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate, or prepare additional Loan Documents, as the case may be; for the filing and recordation of Security Instruments; to enforce the rights of the Agent or Lenders under any of the Loan Documents; and to protect the Properties or business of the Borrower, including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Agent or Lenders and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Agent or Lenders, (d) fees and expenses incurred in connection with the participation by the Agent or Lenders as a member of the creditors’ committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to §1129 Title 11 of the United States Code all reasonably incurred by the Agent or Lenders in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Agent or Lenders until the date it is repaid to the Agent or Lenders, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

     5.16 Operation of Oil and Gas Properties. Develop, maintain, and operate its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards.
     5.17 Maintenance and Inspection of Properties. Maintain all of its tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative of the Lender to visit and inspect, at the expense of the Borrower, any tangible Property of the Borrower.
     5.18 Maintenance of Insurance. Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers acceptable to the Agent, or as required by law of any state or jurisdiction in which the Borrower does business maintained by Borrower, naming the Agent as loss payee, and additional insured and, upon any renewal of any such insurance and at other times upon request by the Agent, furnish to the Agent evidence, satisfactory to the Agent, of the maintenance of such insurance. The Borrower will give the Agent 30 days prior written notice of intent to cancel or modify any such insurance. The Agent shall have the right to collect, and the Borrower hereby assigns to the Agent, any and all monies that may become payable under any policies of insurance relating to business interruption, if any, or by reason of damage, loss, or destruction of any of the Collateral. In the event of any damage, loss, or destruction for which insurance proceeds relating to business interruption, if any, or Collateral exceed $500,000, the Agent may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to the Borrower the balance, if any, after such application has been made. In the event of any such damage, loss, or destruction for which insurance proceeds are $500,000 or less, provided that no Default or Event of Default has occurred and is continuing, the Agent shall deliver any such proceeds received by it to the Borrower. In the event the Agent receives insurance proceeds not attributable to Collateral or business interruption, the Agent shall deliver any such proceeds to the Borrower.
     5.19 INDEMNIFICATION. (a) THE BORROWER SHALL INDEMNIFY THE AGENT, AND EACH LENDER, AS A LENDER OR AS AN ISSUER OF A LETTER OF CREDIT, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT,

INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT OR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES RESULTED FROM THE BREACH OF ANY OBLIGATION OF SUCH

INDEMNITEE UNDER ANY LOAN DOCUMENT OR THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR VIOLATION OF LAW OF SUCH INDEMNITEE.
     5.20 Partnership Debt. No Oil and Gas Properties of the partnerships in which PrimeEnergy Corporation and PrimeEnergy Management Corporation own general or limited partnership interest and which have been pledged to the Agent by the document described in Section 3.1(d) in the Existing Agreement have been mortgaged.
ARTICLE VI
NEGATIVE COVENANTS
     So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower will not:
     6.1 Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness in excess of $1,500,000, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 60 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made , (c) Commodity Hedge Agreements, in form and substance and with a Person acceptable to the Lender, provided that (i) each commitment issued under such agreement must also be approved by the Lender, (ii) such agreements shall not be entered into with respect to Mortgaged Properties constituting more than 80% of monthly production of proven producing reserves as forecast in Agent’s most recent engineering evaluation, and (iv) the Agent shall receive a security interest in the Commodity Hedge Agreements, or (d) Rate Management Transactions, in form and substance and with a Person acceptable to the Agent.
     6.2 Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees and performance surety or other bonds provided in the ordinary course of business, or (b) trade credit incurred or operating leases entered into in the ordinary course of business or (c) the outstanding guarantee in the amount of $125,000 to Alabama Shopping Center Associates, (d) the Put Right Agreement by and between PEC and Prime Offshore L.L.C. dated as of June 29, 2006, or (e) shareholder loans to Prime Offshore L.L.C. provided, however, that Borrower must maintain the greater of 10% of the sum of the Borrowing Base and the Revolving Line of Credit Number 2 Available Commitment or $10,000,000 subsequent to any such shareholder loan.
     6.3 Liens. Create, incur, assume, or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however, the foregoing restrictions shall not apply to Permitted Liens.
     6.4 Sales of Assets. Without the prior written consent of the Lenders, sell, transfer, or otherwise dispose of, in one or any series of transactions within any 12-month period, assets, whether now owned or hereafter acquired, the book value of which exceeds $250,000 in the aggregate or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to the sale of hydrocarbons or inventory in the ordinary course of business or the sale or other disposition of Property destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business of Borrower.
     6.5 Leasebacks. Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.
     6.6 Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restrictions shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, or (b) advances to employees of the Borrower for the payment of expenses in the ordinary course of business, and (c) loans or advances to any oil and gas limited partnership for which the Borrower is the managing general partner and any business trust formed in the ordinary course of business of the Borrowers for which the Borrower is the managing trustee, provided that no default or event of default exists under any material contractual obligation of such partnership or trust.
     6.7 Investments. Acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of (a) Oil and Gas Properties, (b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody’s Investor Service, Inc. or A-2 by Standard & Poor’s Corporation and with maturities of no more than one year from the date of acquisition, or (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section, certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits and bankers’ acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through the Lender or any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $100,000,000, (c) other short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section, or (d) money-market funds.
     6.8 Dividends and Distributions. Declare, pay, or make, whether in cash or Property of the Borrower, any dividend or distribution on, or purchase, redeem, or otherwise acquire for value, any share of any class of its capital stock, except that the foregoing restriction shall not apply to dividends paid in capital stock of the Borrower or the purchase of capital stock of PEC for an amount not exceeding $10,000,000 in 2006 and 2007 and not to exceed $1,000,000 in any 12-month period thereafter provided that no Default or Event of Default exists or will occur as the result of such purchase.
     6.9 Issuance of Stock; Changes in Corporate Structure. Issue or agree to issue additional shares of capital stock, in one or any series of transactions; enter into any transaction of consolidation, merger, or amalgamation; liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

     6.10 Transactions with Affiliates. Directly or indirectly, enter into any transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm’s length transaction with a Person which was not an Affiliate.
     6.11 Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than those in which the Borrower is engaged as of the date hereof.
     6.12 ERISA Compliance. Permit any Plan maintained by it or any Commonly Controlled Entity to (a) engage in any Prohibited Transaction, (b) incur any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA, or (c) terminate in a manner which could result in the imposition of a Lien on any Property of the Borrower pursuant to Section 4068 of ERISA; or assume an obligation to contribute to any Multiemployer Plan; or acquire any Person or the assets of any Person which has now or has had at any time an obligation to contribute to any Multiemployer Plan.
     6.13 Interest Coverage Ratio. Permit, as of the close of any fiscal quarter, the ratio of (a) quarterly EBITDAX on a trailing four-quarter basis to (b) Interest Expense to be less than 3.00 to 1.00, measured on a trailing four-quarter basis.
     6.14 Current Ratio. Permit, as of the close of any fiscal quarter, the ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00.
     6.15 Tangible Net Worth. Permit Tangible Net Worth, as of the close of any fiscal quarter, to be less than $40,000,000 at September 30, 2006, plus 75% of positive quarterly net income thereafter.
     6.16 Bank Debt Coverage Ratio. Permit, as of the close of any fiscal quarter, the ratio of (a) Bank Debt to (b) EBITDAX to be greater than 4.00 to 1.00, measured on a trailing four- quarter basis.
ARTICLE VII
EVENTS OF DEFAULT
     7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:
     (a) default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Notes or in the payment when due of any fee or other sum payable under any Loan Document and such default as to interest or fees only shall have continued for three days;
     (b) default shall be made by the Borrower in the due observance or performance of any of their respective obligations under the Loan Documents, and such default shall continue for 30 days after the earlier of notice thereof to the Borrower by the Agent or knowledge thereof by the Borrower;

     (c) any representation or warranty made by the Borrower in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Agent in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;
     (d) default shall be made by the Borrower (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note, or other Indebtedness or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;
     (e) the Borrower shall be unable to satisfy any condition or cure any circumstance specified in Article III, the satisfaction or curing of which is precedent to the right of the Borrower to obtain a Loan or the issuance of a Letter of Credit and such inability shall continue for a period in excess of 30 days;
     (f) either the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;
     (g) an order, judgment, or decree shall be entered against either the Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 60 days;
     (h) the levy against any significant portion of the property of the Borrower, or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after the levy;
     (i) a final and non-appealable order, judgment, or decree shall be entered against the Borrower for money damages and/or Indebtedness due in an amount in excess of $500,000, except as disclosed on the Closing Date in Exhibit V and such order, judgment, or decree shall not be paid in full, dismissed, or stayed within 60 days;

     (j) any charges are filed or any other action or proceeding is instituted by any Governmental Authority against either the Borrower under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. §1961 et seq.), the result of which could be the forfeiture or transfer of any material Property of the Borrower subject to a Lien in favor of the Agent and/or the Lenders without (i) satisfaction or provision for satisfaction of such Lien, or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;
     (k) the Borrower shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;
     (l) any Security Instrument shall for any reason not, or cease to, create valid and perfected first-priority Liens against the Collateral purportedly covered thereby;
     (m) a Change-in-Control has occurred;
     (n) There occurs under any Swap Agreement an early Termination Date (as defined in such Swap Agreement) resulting from (i) any event of default under such Swap Agreement to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Agreement), or (ii) any Termination Event (as so defined) under such Swap Agreement as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof constitutes Indebtedness.”
     7.2 Remedies. (a) Upon the occurrence of an Event of Default specified in Sections 7.1(f) or 7.1(g), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lenders in writing; and (iii) the Lenders are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lenders and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

          (b) Upon the occurrence of any Event of Default other than those specified in Sections 7.1(f) or 7.1(g), (i) the Agent, at the request of Required Lenders shall, by notice to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lenders in writing; and (iii) the Lenders are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lenders and any and all other indebtedness at any time owing by the Lenders to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.
          (c) Upon the occurrence of any Event of Default, the Lenders and the Agent may, in addition to the foregoing in this Section, exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.
          (d) “All proceeds realized from the liquidation or other disposition of any collateral granted pursuant to any Security Instrument or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:
     (i) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such;
     (ii) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;
     (iii) third, pro rata to payment of accrued interest on the Loans;
     (iv) fourth, pro rata to payment of principal outstanding on the Loans and Obligations owed to any Lender or affiliate of any Lender under any Commodity Hedge Agreement or Rate Management Transaction;
     (v) fifth, pro rata to any other Obligations;
     (vi) sixth, to serve as cash collateral to be held by the Agent to secure the LC Exposure; and
     (vii) seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Authority.

ARTICLE VIII
THE AGENT
     8.1 Appointment. Each Lender hereby designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents. Each Lender authorizes the Agent, as the agent for such Lender, to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Loan Document or any fiduciary relationship with any Lender; and no implied covenants, functions, responsibilities, duties, obligations, or liabilities on the part of the Agent shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.
     8.2 Amendments and Waivers. Neither this Agreement nor any of the other Loan Documents nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Agent and the Borrower may, with the written consent of the Required Lenders, from time to time, enter into written amendments, supplements or modifications to the Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification or waiver shall (a) extend the time of payment of any Note or any installment thereof, reduce the rate or extend the time of payment of interest thereon, extend the Commitment Termination Date or Final Maturity, reduce or extend the time of payment of any fee payable to the Lenders hereunder, reduce the principal amount of the Obligations, release any Collateral in excess of that allowed by Section 6.4, change the Percentage Share of any Lender or the definition of the Facility Amount or the Borrowing Base, amend, modify or waive any provision of this Section or Section 2.9, or any other provision applicable to the determination of the Borrowing Base or increasing the Borrowing Base, release any Guarantor, change the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights or obligations under this Agreement or the other Loan Documents, in any such case without the written consent of all Lenders, (b) amend, modify or waive any provision of Article 8 or the rights or obligations of the Agent without the written consent of the Agent, or (c) amend, modify or waive any provision of Section 2.2 or the rights or obligations of the Agent as the issuer of Letters of Credit without the written consent of the Agent. Any such amendment, supplement, modification or waiver shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent, and all future holders of the Notes. In the event of any waiver, the Borrower, the Lenders, and the Agent shall be restored to their respective former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right with respect thereto. Neither this

Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
     8.3 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     8.4 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) required to initiate or conduct any litigation or collection proceedings hereunder, except with the concurrence of the Required Lenders and contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith, (b) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for gross negligence or willful misconduct of the Agent or such Person), or (c) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.
     8.5 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless and until a written notice of assignment, negotiation, or transfer thereof shall have been received by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders. Such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes. In no event shall the Agent be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable Requirement of Law.

     8.6 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, subject to the provisions of Section 7.2, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In the event that the officer of the Agent primarily responsible for the lending relationship with the Borrower or the officer of any Lender primarily responsible for the lending relationship with the Borrower becomes aware that a Default or Event of Default has occurred and is continuing, the Agent or such Lender, as the case may be, shall use its good faith efforts to inform the other Lenders and/or the Agent, as the case may be, promptly of such occurrence. Notwithstanding the preceding sentence, failure to comply with the preceding sentence shall not result in any liability to the Agent or any Lender.
     8.7 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any other Lender nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to such Lender and that no act by the Agent or any other Lender hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent or any Lender to any other Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrower and the value of the Collateral and other Properties of the Borrower and has made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrower and the value of the Collateral and other Properties of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial and otherwise), or creditworthiness of the Borrower or the value of the Collateral or other Properties of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attomeys-in-fact or affiliates.
     8.8 INDEMNIFICATION. EACH LENDER AGREES TO INDEMNIFY THE AGENT AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), RATABLY ACCORDING TO THE PERCENTAGE SHARE OF SUCH LENDER, FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS,

OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING ANY TIME FOLLOWING THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER DOCUMENT CONTEMPLATED OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTION TAKEN OR OMITTED BY THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING ANY LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS IMPOSED, INCURRED OR ASSERTED AS A RESULT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.
     8.9 Restitution. Should the right of the Agent or any Lender to realize funds with respect to the Obligations be challenged and any application of such funds to the Obligations be reversed, whether by Governmental Authority or otherwise, or should the Borrower otherwise be entitled to a refund or return of funds distributed to the Lenders in connection with the Obligations, the Agent or such Lender, as the case may be, shall promptly notify the Lenders of such fact. Not later than Noon, Central Standard or Central Daylight Savings Time, as the case may be, of the Business Day following such notice, each Lender shall pay to the Agent an amount equal to the ratable share of such Lender of the funds required to be returned to the Borrower. The ratable share of each Lender shall be determined on the basis of the percentage of the payment all or a portion of which is required to be refunded originally distributed to such Lender, if such percentage can be determined, or, if such percentage cannot be determined, on the basis of the Percentage Share of such Lender. The Agent shall forward such funds to the Borrower or to the Lender required to return such funds. If any such amount due to the Agent is made available by any Lender after Noon, Central Standard or Central Daylight Savings Time, as the case may be, of the Business Day following such notice, such Lender shall pay to the Agent (or the Lender required to return funds to the Borrower, as the case may be) for its own account interest on such amount at a rate equal to the Federal Funds Rate for the period from and including the date on which restitution to the Borrower is made by the Agent (or the Lender required to return funds to the Borrower, as the case may be) to but not including the date on which such Lender failing to timely forward its share of funds required to be returned to the Borrower shall have made its ratable share of such funds available.
     8.10 Agent in Its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the agent hereunder. With respect to any Note issued to the Lender serving as the Agent, the Agent shall have the same rights and powers under this Agreement as a Lender and may exercise such rights and powers as though it were not the Agent. The terms “Lender” and “Lenders” shall include the Agent in its individual capacity.
     8.11 Successor Agent. The Agent may resign as Agent upon ten days’ notice to the Lenders and the Borrower. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, Lenders for which the Percentage Shares aggregate at least fifty-one percent (51%) shall appoint from among the Lenders a successor agent for the Lenders, subject to the reasonable consent of the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent. In the event the Lenders fail to appoint a successor Agent or the one appointed does not accept such appointment within 30 calendar days, the resigning Agent shall appoint a successor Agent. The term “Agent” shall mean such successor agent effective upon its appointment. The rights, powers, and duties of the former Agent as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After the removal or resignation of any Agent hereunder as Agent, the provisions of this Article VIII and those of any Section hereof relating to the Agent, including Section 5.14, Section 5.15 and Section 5.19 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
     8.12 Applicable Parties. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary or otherwise under any of the provisions of this Article. In performing functions and duties hereunder and under the other Loan Documents, the Agent shall act solely as the agent of the Lenders and does not assume, nor shall it be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrower or any legal representative, successor, and assign of the Borrower.
     8.13 Co-Documentation Agents. None of the Co-Documentation Agents listed on the cover page of this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents except in its capacity as a Lender hereunder.
ARTICLE IX
MISCELLANEOUS
     9.1 Assignments; Participations. Each Lender may assign or sell participations in its Loans and Commitments to one or more other Persons in accordance with this Section 9.1.

(a) Assignments. Any Lender,
     (i) with the written consent of the Borrower (which written consent of the Borrower shall not be required if an Event of Default exists) and the Agent (which consent shall not be unreasonably delayed or withheld), may at any time, assign and delegate to one or more commercial banks or other financial institutions, and
     (ii) with notice to the Borrower and the Agent, but without the consent of the Borrower or the Agent, may assign and delegate to any of its Affiliates or to any other Lender
(each Person described in (i) or (ii) above as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s total Loans and Commitments (which assignment and delegation shall be of a constant, and not a varying percentage, of all the assigning Lender’s Loans and Commitments), in a minimum aggregate amount of $5,000,000 of such Lender’s Percentage Share, if less; provided, however, that such Assignee Lender will comply with all the provisions of this Agreement, and further, provided, however, that the Borrower and Agent shall be entitled to continue to deal solely and directly with such assigning Lender in connection with the interests so assigned and delegated to an Assignee Lender until:
     (iii) written notice of such assignment and delegation together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Agent by such Lender and such Assignee Lender,
     (iv) such Assignee Lender shall have executed and delivered to the Borrower and the Agent a Lender Assignment Agreement, accepted by the Borrower and the Agent and attached hereto as Exhibit VI, and
     (v) the processing fees described below shall have been paid.
From and after the date that the Borrower and the Agent accept such Lender Assignment Agreement, (a) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (b) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Agent has received an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Agent (for delivery to the relevant Assignee

Lender) new Notes evidencing such Assignee Lender’s assigned Loans and Commitments and, if the assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Notes. The assignor Lender shall mark the predecessor Notes “exchanged” and deliver them to the Borrower. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Such assignor Lender or such assignee Lender must also pay a processing fee to the Agent upon delivery of any Lender Assignment Agreement in the amount of $3,000. Any attempted assignment and delegation not made in accordance with this Section 9.1 shall be null and void.
          (b) Participations. Any Lender, with the prior written consent of the Borrower in its sole discretion, may at any time sell to one or more commercial banks (each of such commercial banks being herein called a “Participant”) participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that (a) no participation contemplated in this Section 9.1 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document, (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations, (c) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents, (d) no Participant shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document.
     9.2 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Notes and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.
     9.3 Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, when deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

(a)	if to the Agent and Lender, to:

Guaranty Bank, FSB
333 Clay Street, Suite 4400
Houston, Texas 77002
Attention: Kelly L. Elmore, III
Telecopy: (713) 890-8868

(b)	if to the Borrower, to:

PrimeEnergy Corporation
PrimeEnergy Management Corporation
Prime Operating Company
Eastern Oil Well Service Company
Southwest Oilfield Construction Company
EOWS Midland Company
One Landmark Square
Stamford, Connecticut 06901
Attention: Ms. Beverly A. Cummings
Telecopy: (203) 358-5786
Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.
     9.4 Parties in Interest. Subject to applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower, the Agent or the Lenders shall be binding upon and inure to the benefit of the Borrower, the Agent or the Lenders, as the case may be, and their respective legal representatives, successors, and assigns.
     9.5 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Agent, Lenders and the Borrower. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.
     9.6 Renewals; Extensions. All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrower under this Agreement, the Notes, or any other Loan Document.
     9.7 No Waiver; Rights Cumulative. No course of dealing on the part of the Agent or the Lenders, its officers or employees, nor any failure or delay by the Agent or the Lenders with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Agent or the Lenders under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Neither the making of any Loan nor the issuance of a Letter of Credit shall constitute a waiver of any of the covenants, warranties, or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty, or condition, neither the making of any Loan nor the issuance of a Letter of Credit shall have the effect of precluding the Lenders from thereafter declaring such inability to be an Event of Default as hereinabove provided.
     9.8 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or Unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.
     9.9 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.
     9.10 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.
     9.11 Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Instruments, the realization, liquidation, foreclosure, or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Lenders; provided, however, that in no event shall any Lender violate applicable law or exercise rights and remedies other than those provided in such Security Instruments or otherwise existing at law or in equity.
     9.12 GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY.
     9.13 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCE WITH THIS SECTION.

     9.14 WAIVER OF RIGHTS TO JURY TRIAL. THE BORROWER, AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.
     9.15 ENTIRE AGREEMENT. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.
     9.16 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     9.17 Confidentiality. Each of the Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement or rights hereunder or thereunder, (f) subject to any agreement containing provisions substantially the same as those of this Section 9.17, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.17 or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 9.17, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     9.18 Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement.
     9.19 Security Instruments. Borrower ratifies and affirms each of the Security Instruments and agrees that each of the Security Instruments continue to secure the Obligations.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Agreement is deemed executed effective as of the date first above written.

BORROWER: PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY
By:	/s/ Beverly A. Cummings
Beverly A. Cummings
Executive Vice President, Treasurer, and Chief Financial Officer

AGENT: GUARANTY BANK, FSB
By:	/s/ David M. Butler
David M. Butler
Vice President

LENDER: BNP PARIBAS
By:	/s/ Douglas R. Liftman
Douglas R. Liftman
Managing Director

By:	/s/ Polly Schott

Name:	Polly Schott
Title:	Vice President

Applicable Lending Office for all Loans:

Attention:

Telecopy:

LENDER: JPMORGAN CHASE BANK, N.A.
By:	/s/ Jo Linda Papadakis
Jo Linda Papadakis
Vice President

Applicable Lending Office for all Loans:

Attention:

Telecopy:

EXHIBIT I
[FORM OF NOTE]
PROMISSORY NOTE

$45,000,000	Houston, Texas	December 28, 2006
     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of GUARANTY BANK, FSB (“Payee”), at its banking quarters in Houston, Harris County, Texas, the sum of FORTY-FIVE MILLION DOLLARS ($45,000,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments.
     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.
(Page One of Two Page Note)
I-i

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY
By:
Beverly A. Cummings
Executive Vice President, Treasurer, and Chief Financial Officer

I-ii

EXHIBIT I
[FORM OF NOTE]
PROMISSORY NOTE

$52,500,000	Houston, Texas	December 28, 2006
     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of BNP PARIBAS, (“Payee”), at its banking quarters in Houston, Harris County, Texas, 1200 Smith Street, Suite 3100, Houston, Texas 77002, the sum of FIFTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($52,500,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments.
     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.
(Page One of Two Page Note)

I–iii

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY
By:
Beverly A. Cummings
Executive Vice President, Treasurer, and Chief Financial Officer

I–iv

EXHIBIT I
[FORM OF NOTE]
PROMISSORY NOTE

$52,500,000	Houston, Texas	December 28, 2006
     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of JPMORGAN CHASE BANK, N. A., (“Payee”), at its banking quarters in Houston, Harris County, Texas, 712 Main Street, 8th Floor, Houston, Texas 77002, the sum of FIFTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($52,500,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments.
     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.
(Page One of Two Page Note)

I–v

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY
By:
Beverly A. Cummings
Executive Vice President, Treasurer, and Chief Financial Officer

I–vi

EXHIBIT I(A)
[FORM OF REVOLVING LINE OF CREDIT NUMBER 2 NOTE]
REVOLVING LINE OF CREDIT NUMBER 2 NOTE

$3,000,000	Houston, Texas	December 28, 2006
     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of GUARANTY BANK, FSB (“Payee”), at its banking quarters in Houston, Harris County, Texas, the sum of THREE MILLION DOLLARS ($3,000,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments.
     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.
(Page One of Two Page Note)

I(A)–i

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY
By:
Beverly A. Cummings
Executive Vice President, Treasurer, and Chief Financial Officer

I(A)–ii

EXHIBIT I(A)
[FORM OF REVOLVING LINE OF CREDIT NUMBER 2 NOTE]
REVOLVING LINE OF CREDIT NUMBER 2 NOTE

$3,500,000	Houston, Texas	December 28, 2006
     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of BNP PARIBAS, (“Payee”), at its banking quarters in Houston, Harris County, Texas, 1200 Smith Street, Suite 3100, Houston, Texas 77002, the sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS, ($3,500,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments.
     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.
(Page One of Two Page Note)

I(A)–iii

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY
By:
Beverly A. Cummings
Executive Vice President, Treasurer, and Chief Financial Officer

I(A)–iv

EXHIBIT I(A)
[FORM OF REVOLVING LINE OF CREDIT NUMBER 2 NOTE]
REVOLVING LINE OF CREDIT NUMBER 2 NOTE

$3,500,000	Houston, Texas	December 28, 2006
     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of JPMORGAN CHASE BANK, N.A., (“Payee”), at its banking quarters in Houston, Harris County, Texas, 712 Main Street, 8th Floor, Houston, Texas 77002, the sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments.
     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.
(Page One of Two Page Note)

I(A)–v

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY
By:
Beverly A. Cummings
Executive Vice President, Treasurer, and Chief Financial Officer

I(A)–vi

EXHIBIT II
[FORM OF BORROWING REQUEST]
GUARANTY BANK, FSB
333 CLAY STREET, SUITE 4400
HOUSTON, TEXAS 77002
Attention: Kelly L. Elmore, II

Re:	Credit Agreement dated as of December 28, 2006, by and between PRIMEENERGY CORPORATION, PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY, EOWS MIDLAND COMPANY and GUARANTY BANK, FSB, as Agent, and the Lenders signatory thereto from time to time (as amended, restated, or supplemented from time to time, the “Credit Agreement”)
Ladies and Gentlemen:
     Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:
1.	Loans
(a)	Amount of new Loan: $

(b)	Requested funding date: , 20

(c)	$ of such Loan is to be a Floating Rate Loan;

$ of such Loan is to be a LIBO Rate Loan.

(d)	Requested Interest Period for LIBO Rate Loan: months.
2.	Continuation or conversion of LIBO Rate Loan maturing on :
(a)	Amount to be continued as a LIBO Rate Loan is $ , with an Interest Period of months;

(b)	Amount to be converted to a Floating Rate Loan is $ ; and
3.	Conversion of Floating Rate Loan:
(a)	Requested conversion date: , 20 .

(b)	Amount to be converted to a LIBO Rate Loan is $ , with an Interest Period of months.

II–i

The undersigned certifies that she/he is the                      of the Borrower, has obtained all consents necessary, and as such she/he is authorized to execute this request on behalf of the Borrower. The undersigned further certifies, represents, and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested borrowing, continuation, or conversion under the terms and conditions of the Credit Agreement and are in full compliance with all the terms and conditions of the Credit Agreement. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

BORROWER: PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY
By:
Beverly A. Cummings
Executive Vice President, Treasurer, and Chief Financial Officer

II–ii

EXHIBIT III
[FORM OF COMPLIANCE CERTIFICATE]
                     , 2006
GUARANTY BANK, FSB
333 CLAY STREET, SUITE 4400
HOUSTON, TEXAS 77002
Attention: Kelly L. Elmore, III

Re:	Credit Agreement dated as of December 28, 2006, by and between PRIMEENERGY CORPORATION, PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY, EOWS MIDLAND COMPANY and GUARANTY BANK, FSB, as Agent, and the Lenders signatory thereto from time to time (as amended, restated, or supplemented from time to time, the “Credit Agreement”)
Ladies and Gentlemen:
     Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Officer of the Borrower, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:
1. To the best of the knowledge of the undersigned, no Default or Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.
1. To the best of the knowledge of the undersigned, the following Defaults or Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:
2. The compliance of the Borrower with the financial covenants of the Credit Agreement, as of the close of business on      , is evidenced by the following:
(a)	Section 6.13: Interest Coverage Ratio. Permit, as of the close of any fiscal quarter, the ratio of (a) quarterly EBITDAX on a trailing four-quarter basis to (b) Interest Expense to be less than 3.00 to 1.00, measured on a trailing four-quarter basis.
Actual
                to 1.0

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(b)	Section 6.14: Current Ratio. Permit, as of the close of any fiscal quarter, the ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00.
Actual
                to 1.0
(c)	Section 6.15: Tangible Net Worth. Permit Tangible Net Worth, as of the close of any fiscal quarter, to be less than $40,000,000 at September 30, 2006, plus 75% of positive quarterly net income thereafter.
Actual

(d)	Section 6.16: Bank Debt Coverage Ratio. Permit, as of the close of any fiscal quarter, the ratio of (a) Bank Debt to (b) EBITDAX to be greater than 4.00 to 1.00, measured on a trailing four-quarter basis.
Actual
                to 1.0
3. No Material Adverse Effect has occurred since the date of the Financial Statements dated as of         .

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     Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.
Very truly yours,

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY
By:
Beverly A. Cummings
Executive Vice President, Treasurer, and Chief Financial Officer

III–iii

EXHIBIT IV
FACILITY AMOUNTS
1.	Revolving Line of Credit

	Facility	Percentage
Name of Lender	Amount	Share
Guaranty Bank, FSB	$45,000,000.00	30.00000%
BNP Paribas	$52,500,000.00	35.00000%
JPMorgan Chase Bank, N.A.	$52,500,000.00	35.00000%

Totals	$150,000,000.00	100.0000000%
2.	Revolving Line of Credit No. 2 Loan

	Facility	Percentage
Name of Lender	Amount	Share
Guaranty Bank, FSB	$3,000,000.00	30.00000%
BNP Paribas	$3,500,000.00	35.00000%
JPMorgan Chase Bank, N.A.	$3,500,000.00	35.00000%

Total	$10,000,000.00	100.0000000%

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EXHIBIT V
DISCLOSURES
[PLEASE ADVISE IF ANY CHANGES]

Section 1.2	Permitted Liens

Liens in favor the “Jackson Group” composed of Jeral W. Jackson, Inc., Pangaea Properties, Inc. and William H. Nichols by PrimeEnergy Corporation, Sterling Asset and Income Funds A-l, A-2, AA-1 and AA-2 (now PrimeEnergy Asset and Income Funds A-l, A-2, AA-1 and AA-2) to secure the payment to the Jackson Group of the “JPN Fee”, being an amount of certain of the proceeds and accounts arising from the sale of oil and gas from certain properties located in Garvin County, Oklahoma, as determined pursuant to the terms of that certain Memorandum of Agreement dated October 1, 1990, and as evidenced by Financing Statement filed January 23, 1991, Volume 1295, Page 58, Garvin County, Oklahoma, and Financing Statement filed January 28, 1991, N-00844, Central Filing Office, Oklahoma County Clerk.

Section 4.7	Liabilities
None

Litigation
None

Section 4.12	Environmental Matters
None

Section 4.17	Refunds
None

Section 4.18	Gas Contracts
None

Section 4.20	Casualties
None

Section 4.22	Subsidiaries
None except those listed as Borrowers

V-i

EXHIBIT VI

[FORM OF ASSIGNMENT AGREEMENT]
ASSIGNMENT AGREEMENT
     This ASSIGNMENT AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) is dated as of                     ,      , by and between                                (the “Assignor”) and                                (the “Assignee”).
RECITALS
     WHEREAS, the Assignor is a party to the Credit Agreement dated as of December 28, 2006 (as amended, supplemented or restated from time to time, the “Credit Agreement”), by and among PRIMEENERGY CORPORATION, PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY, EOWS MIDLAND COMPANY (collectively, the “Borrower”), each of the lenders that is or becomes a party thereto as provided in Section 9.1(b) of the Credit Agreement (individually, together with its successors and assigns, a “Lender”, and collectively, together with their successors and assigns, the “Lenders”), and Guaranty Bank, FSB, a federal savings bank, as a Lender (in such capacity, “Guaranty”) and as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”); and
     WHEREAS, the Assignor proposes to sell, assign and transfer to the Assignee, and the Assignee proposes to purchase and assume from the Assignor, [all] [a portion] of the Assignor’s Facility Amount and its outstanding Loans, all on the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     1.1 Definitions from Credit Agreement. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.
     1.2 Additional Defined Terms. As used herein, the following terms have the following respective meanings:
     “Assigned Interest” shall mean all of Assignor’s (in its capacity as a “Lender”) rights and obligations (i) under the Credit Agreement and the other Loan Documents in respect of [all of] [the portion of the] Facility Amount of the Assignor in the principal amount equal to $                     and (ii) to make

VII-i

\

Loans under its Commitment up to such amount referenced above and any right to receive payments for the Loans currently outstanding under its Commitment in the principal amount of $____ (the “Loan Balance”), plus the interest and fees which will accrue with respect thereto from and after the Assignment Date.
     “Assignment Date” shall mean ____,____.
     1.3 References. References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns.
     1.4 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.
     1.5 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.
     1.6 Negotiated Transaction. Each party to this Agreement affirms to the other that it has had the opportunity to consult, and discuss the provisions of this Agreement with, independent counsel and fully understands the legal effect of each provision.

VII-ii

ARTICLE II
SALE AND ASSIGNMENT
     2.1 Sale and Assignment. On the terms and conditions set forth herein, effective on and as of the Assignment Date, the Assignor hereby sells, assigns and transfers to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the right, title and interest of the Assignor in and to, and all of the obligations of the Assignor in respect of, the Assigned Interest. Such sale, assignment and transfer is without recourse and, except as expressly provided in this Agreement, without representation or warranty.
     2.2 Assumption of Obligations. The Assignee agrees with the Assignor (for the express benefit of the Assignor and the Borrower) that the Assignee will, from and after the Assignment Date, assume and perform all of the obligations of the Assignor in respect of the Assigned Interest. From and after the Assignment Date: (a) the Assignor shall be released from the Assignor’s obligations in respect of the Assigned Interest, and (b) the Assignee shall be entitled to all of the Assignor’s rights, powers and privileges under the Credit Agreement and the other Loan Documents in respect of the Assigned Interest.
     2.3 Consent by Agent. By executing this Agreement as provided below, in accordance with Section 9.1(b) of the Credit Agreement, the Agent hereby acknowledges notice of the transactions contemplated by this Agreement and consents to such transactions.
ARTICLE III
PAYMENTS
     3.1 Payments. As consideration for the sale, assignment and transfer contemplated by Section 2.1, the Assignee shall, on the Assignment Date, assume Assignor’s obligations in respect of the Assigned Interest and pay to the Assignor an amount equal to the Loan Balance, if any, all accrued and unpaid interest and fees with respect to the Assigned Interest as of the Assignment Date. Except as otherwise provided in this Agreement, all payments hereunder shall be made in Dollars and in immediately available funds, without setoff, deduction or counterclaim.
     3.2 Allocation of Payments. The Assignor and the Assignee agree that (i) the Assignor shall be entitled to any payments of principal with respect to the Assigned Interest made prior to the Assignment Date, together with any interest and fees with respect to the Assigned Interest accrued prior to the Assignment Date, (ii) the Assignee shall be entitled to any payments of principal with respect to the Assigned Interest made from and after the Assignment Date, together with any and all interest and fees with respect to the Assigned Interest accruing from and after the Assignment Date, and (iii) the Agent is authorized and instructed to allocate payments received by it for the account of the Assignor and the Assignee as provided in the foregoing clauses. Each party hereto agrees that it will hold any interest, fees or other amounts that it may receive to which the other party hereto shall be entitled pursuant to the preceding sentence for account of such other party and pay, in like money and funds, any such amounts that it may receive to such other party promptly upon receipt.

VII-iii

     3.3 Delivery of Notes. Promptly following the receipt by the Assignor of the consideration required to be paid under Section 3.1 hereof, the Assignor shall, in the manner contemplated by Section 9.1(b) of the Credit Agreement, (i) deliver to the Agent (or its counsel) the Note held by the Assignor and (ii) notify the Agent to request that the Borrower execute and deliver new Notes to the Assignor, if Assignor continues to be a Lender, and the Assignee, dated the Assignment Date in respective principal amounts equal to the respective Facility Amounts of the Assignor (if appropriate) and the Assignee after giving effect to the sale, assignment and transfer contemplated hereby.
     3.4 Further Assurances. The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
     The effectiveness of the sale, assignment and transfer contemplated hereby is subject to the satisfaction of each of the following conditions precedent:
     (a) The execution and delivery of this Agreement by the Assignor and the Assignee;
     (b) The receipt by the Assignor of the payments required to be made under Section 3.1; and
     (c) The acknowledgment and consent by the Agent contemplated by Section 2.3.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     5.1 Representations and Warranties of Assignor. The Assignor represents and warrants to the Assignee as follows:
     (a) it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;
     (b) the execution, delivery and compliance with the terms hereof by the Assignor and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Requirement of Law applicable to it;
     (c) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against it in accordance with its terms;

VII-iv

     (d) all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;
     (e) the Assignor has good title to, and is the sole legal and beneficial owner of, the Assigned Interest, free and clear of all Liens, claims, participations or other charges of any nature whatsoever; and
     (f) the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignor.
     5.2 Disclaimer. Except as expressly provided in Section 5.1 hereof, the Assignor does not make any representation or warranty, nor shall it have any responsibility to the Assignee, with respect to the accuracy of any recitals, statements, representations or warranties contained in the Credit Agreement or in any other Loan Document or for the value, validity, effectiveness, genuineness, execution, legality, enforceability or sufficiency of the Credit Agreement, the Notes or any other Loan Document or for any failure by the Borrower or any other Person (other than Assignor) to perform any of its obligations thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower or any other Person, or any other matter relating to the Credit Agreement or any other Loan Document or any extension of credit thereunder.
     5.3 Representations and Warranties of Assignee. The Assignee represents and warrants to the Assignor as follows:
     (a) it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;
     (b) the execution, delivery and compliance with the terms hereof by the Assignee and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Requirement of Law applicable to it;
     (c) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms;
     (d) all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;
     (e) the Assignee has received copies of the Credit Agreement and the other Loan Documents, as well as copies of all Financial Statements previously provided by the Borrower in satisfaction of obligations under the Credit Agreement.

VII-v

     (f) the Assignee has fully reviewed the terms of the Credit Agreement and the other Loan Documents and has independently and without reliance upon the Assignor, and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement;
     (g) if the Assignee is not incorporated under the laws of the United Sates of America or a state thereof, the Assignee has contemporaneously herewith delivered to the Agent and the Borrower such documents as are required by Section 2.25(b) of the Credit Agreement; and
     (h) the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignee.
ARTICLE VI
MISCELLANEOUS
     6.1 Notices. All notices and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) to the intended recipient at its “Address for Notices” specified below its name on the signature pages hereof or, as to either party, at such other address as shall be designated by such party in a notice to the other party.
     6.2 Amendment, Modification or Waiver. No provision of this Agreement may be amended, modified or waived except by an instrument in writing signed by the Assignor and the Assignee, and consented to by the Agent.
     6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The representations and warranties made herein by the Assignee are also made for the benefit of the Agent, and the Assignee agrees that the Agent is entitled to rely upon such representations and warranties.
     6.4 Assignments. Neither party hereto may assign any of its rights or obligations hereunder except in accordance with the terms of the Credit Agreement.
     6.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.
     6.6 Governing Law. This Agreement (including the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of Texas, other than the conflict of laws rules thereof.

VII-vi

     6.7 Expenses. To the extent not paid by the Borrower pursuant to the terms of the Credit Agreement, each party hereto shall bear its own expenses in connection with the execution, delivery and performance of this Agreement.
     6.8 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

VII-vii

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first above written.

ASSIGNOR

By:
Name:

Title:

Address for Notices:

Telecopier No.:

Telephone No.:

Attention:

ASSIGNEE

By:

Name:

Title:

Address for Notices:

Telecopier No.:

Telephone No.:

Attention:

ACKNOWLEDGED AND CONSENTED TO:

GUARANTY BANK, FSB as Agent

By:

Name:

Title:

VII-viii

PROMISSORY NOTE

$45,000,000	Houston, Texas	December 28, 2006
     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of GUARANTY BANK, FSB (“Payee”), at its banking quarters in Houston, Harris County, Texas, the sum of FORTY-FIVE MILLION DOLLARS ($45,000,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments.
     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.
(Page One of Two Page Note)

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY

By:	/s/ Beverly A. Cummings
Beverly A. Cummings Executive Vice President, Treasurer, and Chief Financial Officer

REVOLVING LINE OF CREDIT NUMBER 2 NOTE

$3,000,000	Houston, Texas	December 28, 2006
     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of GUARANTY BANK, FSB (“Payee”), at its banking quarters in Houston, Harris County, Texas, the sum of THREE MILLION DOLLARS ($3,000,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments.
     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.
(Page One of Two Page Note)

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY

By:	/s/ Beverly A. Cummings
Beverly A. Cummings Executive Vice President, Treasurer, and Chief Financial Officer

PROMISSORY NOTE

$52,500,000	Houston, Texas	December 28, 2006
     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of JPMORGAN CHASE BANK, N.A., (“Payee”), at its banking quarters in Houston, Harris County, Texas, 712 Main Street, 8th Floor, Houston, Texas 77002, the sum of FIFTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($52,500,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments.
     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.
(Page One of Two Page Note)

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY

By:	/s/ Beverly A. Cummings
Beverly A. Cummings Executive Vice President, Treasurer, and Chief Financial Officer

REVOLVING LINE OF CREDIT NUMBER 2 NOTE

$3,500,000	Houston, Texas	December 28, 2006
     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of JPMORGAN CHASE BANK, N.A., (“Payee”), at its banking quarters in Houston, Harris County, Texas, 712 Main Street, 8th Floor, Houston, Texas 77002, the sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments.
     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.
(Page One of Two Page Note)

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY

By:	/s/ Beverly A. Cummings
Beverly A. Cummings Executive Vice President, Treasurer, and Chief Financial Officer

PROMISSORY NOTE

$52,500,000	Houston, Texas	December 28, 2006
     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of BNP PARIBAS, (“Payee”), at its banking quarters in Houston, Harris County, Texas, 1200 Smith Street, Suite 3100, Houston, Texas 77002, the sum of FIFTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($52,500,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments.
     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.
(Page One of Two Page Note)

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY

By:	/s/ Beverly A. Cummings
Beverly A. Cummings Executive Vice President, Treasurer, and Chief Financial Officer

REVOLVING LINE OF CREDIT NUMBER 2 NOTE

$3,500,000	Houston, Texas	December 28, 2006
     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of BNP PARIBAS, (“Payee”), at its banking quarters in Houston, Harris County, Texas, 1200 Smith Street, Suite 3100, Houston, Texas 77002, the sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS, ($3,500,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments.
     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.
(Page One of Two Page Note)

PRIMEENERGY CORPORATION PRIMEENERGY MANAGEMENT CORPORATION, PRIME OPERATING COMPANY, EASTERN OIL WELL SERVICE COMPANY, SOUTHWEST OILFIELD CONSTRUCTION COMPANY EOWS MIDLAND COMPANY

By:	/s/ Beverly A. Cummings
Beverly A. Cummings Executive Vice President, Treasurer, and Chief Financial Officer